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                                                                    EXHIBIT 10.1

                             MASTER LEASE AGREEMENT


         THIS MASTER LEASE AGREEMENT (this "Agreement" or this "Lease") is made and entered into as of this 3rd day of June, 1998, by and between PMC Commercial Trust (the "Lessor"), and Norfolk Hospitality Management Co. (the "Lessee") to become operative and effective as of the Commencement Date, defined herein.

                                    RECITALS

         WHEREAS, Lessor has acquired, or as of the Commencement Date, will have acquired, the sixty-two (62) hotels (the "Initial Hotels") listed on Exhibit A attached hereto;

         WHEREAS, effective on the Commencement Date, Lessor has leased the Initial Hotels to Lessee and, hereafter, Lessor may from time to time lease additional hotels to Lessee by mutual agreement; and

         WHEREAS, The parties hereto desire to enter this Agreement to set forth certain agreements relating to the matters set forth herein.

                                   AGREEMENTS

         NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         As used in this Agreement, the following terms have the meanings set forth in this Section or in the Section indicated. Unless the context otherwise requires, (a) all capitalized terms not otherwise defined herein shall have the meanings set forth in the Participating Leases, (b) references to the singular shall include the plural and vice versa, (c) references to gender shall include all genders, (d) references to designated "Sections" or other subdivisions are references to the designated Sections or other subdivisions of this Agreement,
(e) all accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP and (f) the words "herein," "hereof," and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.

                  Additional Hotels: The hotels (if any) other than the Initial Hotels that have been or, as of any pertinent date, are then currently leased by the Lessor to the Lessee by mutual agreement of Lessor and Lessee.

                  Agreement:  The meaning set forth in the Preamble.



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            Base Rent Amount: Initially, the sum of Fourteen Million Four
      Hundred Thousand Dollars ($14,400,000.00), as adjusted pursuant to the terms of this Agreement allocated among the Hotels as set forth on Exhibit C, as such Exhibit C shall be amended from time to time pursuant to the terms hereof.

            Commencement Date: The date of commencement of this Lease as stated in Section 3.1 hereof.

            Competitive Activity: The ownership or lease of any hotel within the Competitive Area.

            Competitive Area: The area lying within a twenty-five (25) mile radius of any of the Initial Hotels or of any Additional Hotel.

            FF&E: Furniture, fixtures and equipment used or usable in the operation of the Hotels, including but not limited to room furniture, exercise fixtures and equipment, office equipment, restaurant and bar equipment, business center equipment, all operating systems (e.g. HVAC, electrical, plumbing and Fixtures), beds, lamps, window and wall coverings and attachments of all kinds, carpets, painting, laundry equipment, water softeners, on site property management systems, material handling equipment, cleaning and engineering equipment, on-site computer hardware and software replacements and upgrades, on-site telephones and communication equipment, on-site computerized accounting systems and on-site vehicles.

            FF&E Reserve: The reserve account to repair, as applicable, refurbish, replace and improve FF&E and other items as provided in Section 6.1.

            Fair Market Rental: The fair market rental of the Leased Property means the rental which a willing tenant not compelled to rent would pay a willing landlord not compelled to lease for the use and occupancy of such Leased Property pursuant to the Participating Lease for the term in question, (a) assuming that Lessee is not in default thereunder and (b) determined in accordance with the appraisal procedures set forth in the Participating Lease or in such other manner as shall be mutually acceptable to Lessor and Lessee.

            Form Participating Lease: The meaning set forth in Article II.

            GAAP: Generally accepted accounting principles, consistently applied.

            Gross Revenues: All revenues, receipts and income of any kind received by Lessee and derived directly from the operation of a Hotel (including rentals or other payments from tenants, lessees, licensees or concessionaires but not including their gross receipts), including, without limitation, Room Revenues, Food and Beverage Revenues and Sundry Revenues, whether on a cash basis or credit, paid and collected, determined in accordance with GAAP, excluding or deleting, however: (a) funds furnished by Lessor or by Lessee, (b) federal, state and municipal excise, sales, use or other taxes collected directly from


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      patrons and guests or as a part of the sales price of any goods, services or displays, such as gross receipts, admissions, cabaret or similar or equivalent taxes and paid over to federal, state or municipal governments,
      (c) the amount of all credits, rebates or refunds to customers, guests or patrons, and all service charges, finance charges, interest and discounts attributable to charge accounts and credit cards, to the extent the same are paid to Lessee by its customers, guests or patrons, or to the extent the same are paid for by Lessee to, or charged to Lessee by, credit card companies, (d) gratuities or service charges actually paid to employees,
      (e) proceeds of insurance and condemnation, (f) proceeds from sales other than sales in the ordinary course of business, (g) all loan proceeds from financing or refinancings of Hotel any or interests therein or components thereof, (h) judgments and awards, except any portion thereof arising from normal business operations of any Hotel, (i) items constituting "allowances" under the Uniform System, (j) all write-offs for failure of collection, except if any such written-off receivable is ultimately collected it shall be added back to Gross Revenues to the extent so collected (less all costs, fees and expenses of collection), and (k) all fees and amounts paid to or on behalf of Lessee or its Affiliate by Lessor.

            Hotels: As of any pertinent date or for any pertinent period, those Initial Hotels and those Additional Hotels, if any, which are then currently leased by the Lessor to the Lessee and included in this Master Lease.

            Initial Hotels: The meaning set forth in the Recitals hereof.

            Initial Participating Lease(s): Those Participating Leases covering the Initial Hotels entered into between the Lessor and the Lessee as of the date hereof.

            Lease Term: The original five (5) year term of this Lease described in Article III, together with all extensions, automatic or otherwise, and renewals thereof.

            Lease Quarter: Any one of the four consecutive three month periods, commencing with the Commencement Date, during any Lease Year.

            Lease Year: The twelve (12) month period beginning with the Commencement Date and ending on the day of the month immediately preceding the day of the month of the Commencement Date one (1) year from the Commencement Date and each 12-month period thereafter.

            Lessee: The meaning set forth in the Preamble.

            Lessor: The meaning set forth in the Preamble hereof.

            Operating Inventory: The Operating Inventory is defined in Section
      6.4 hereof.

            Opportunity Period: The meaning set forth in Section 7.1.


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            Overdue Rate: A rate of interest equal to the Prime Rate as published in The Wall Street Journal, Midwest Edition (or the lower of any two or more of such rates), plus five percent (5%) per annum.

            Participating Lease: The meaning set forth in Article II.

            Personalty: All FF&E, except for operating systems (e.g. HVAC, electrical, plumbing and Fixtures) or improvements which cannot be removed from a Leased Property without material damage to such Leased Property.

            Personalty Reserve: Funds available for the purchase of Personalty, which funds shall be provided by, and under the control of, Lessee through the payment by Lessee of $50,000 per month (which payment shall be due and payable on the same date as the Base Rent payments set forth in Section
      4.1 hereof) during the term of this Agreement into an account established by Lessee.

            Rent: The total aggregate amount of (a) the Base Rent and (b) the Percentage Rent paid by the Lessee to the Lessor in accord herewith for the applicable Lease Year.

            Reserves: Collectively, the FF&E Reserve and the Personalty Reserve.

            Right of First Opportunity to Lease: The meaning set forth in
      Section 7.1.

            Termination Value: The meaning set forth in Section 12.2.

                                   ARTICLE II

                                LEASING OF HOTELS

      Section 2.1 Initial Hotels. Lessor and Lessee hereby agree that on or prior to the Commencement Date they will enter into an individual lease in the form attached hereto as Exhibit B (the "Form Participating Lease") for each of the Initial Hotels at the Base Rents specified on Exhibit C attached hereto.

      Section 2.2 Additional Hotels. Lessor and Lessee may also from time to time agree to the lease of Additional Hotels to Lessee. The lease of Additional Hotels shall be by mutual agreement of Lessor and Lessee upon such terms and conditions as are agreed upon at the time of the lease. Additional Hotels shall be leased outside of this Agreement unless the parties agree specifically in writing to include the respective Additional Hotel under this Agreement. Leases of the Initial Hotels and of any Additional Hotels which are included within this Agreement are hereinafter referred to as "Participating Leases."

      Section 2.3 Transfer of Hotel. Lessor shall have the right to sell or otherwise transfer any Hotel, subject to the terms of the applicable Participating Lease. In the event of the transfer of a Hotel pursuant to the terms of the applicable Participating Lease, except if such transfer is made


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following the termination of such Participating Lease by Lessor as a result of an Event of Default by Lessee thereunder or such transfer is made by Lessor in connection with a structured finance transaction, the Rent shall be adjusted as provided in Section 2.4. If Lessor transfers any Hotel, other than in connection with a structured finance transaction, to a Person with a net worth less than $50,000,000.00, Lessor shall cause such acquiror, pursuant to the terms of the contract of sale, to fund into escrow for the benefit of Lessee, and to be used in accordance with the terms of the applicable Participating Lease, an amount equal to the Allocable Portion of the Reserves (as defined below) for the Transfer Year (as defined below) plus an amount equal to five percent (5%), of the greater of (a) the Gross Revenues of such Hotel for the Lease Year preceding the Transfer Year, or (b) the annualized gross revenues of such Hotel for the Transfer Year, multiplied by the number of Lease Years (not including the Transfer Year) remaining in the term of the Participating Lease, less any amounts paid or payable by Lessee into the Personalty Reserve with respect to such Hotel. "Allocable Portion of the Reserves" means the difference between dollar amount set forth in the Annual Budget for such Hotel for the Transfer Year to be paid out of or reimbursed from, as applicable, the Reserves, plus $15,000.00, less any amounts already spent or reimbursed with respect to such Hotel from the Reserves for the Transfer Year. In the event of a forced or involuntary transfer or termination of a Hotel by condemnation, casualty loss, or otherwise, the Rent shall be adjusted as provided in Section 2.4. If additional hotels become subject to the terms of this Agreement, the Rent shall be adjusted to equitably reflect the increase in the number of hotels.

      Section 2.4 Adjustment of Rent.

            (a) By mutual agreement, Lessor and Lessee shall adjust the Base Rent allocated to each Hotel (as then set forth on Exhibit C hereto) at the commencement of each Lease Year, commencing on the first anniversary of the Commencement Date, which adjustment shall be based upon market factors affecting, and the financial performances of, the Hotels, including, without limitation, gross revenues, gross operating profits, occupancy rates and room rates, and which amount shall be reflected by an amendment to Exhibit C hereto. If Lessor and Lessee cannot agree as to such adjustment by the 20th day following such anniversary date, the parties hereby agree to submit such adjustment to arbitration in accordance with Article XXXVIII of the Form Participating Lease. Upon the transfer by Lessor of a Hotel as provided herein, other than in connection with a structured finance transaction, the Base Rent payable by Lessee pursuant to this Agreement will be reduced for all Lease Years following the Lease Year in which such transfer took place (the "Transfer Year") by the amount of Base Rent allocated to such Hotel (the "Allocable Amount") and the Base Rent payable for the remainder of the Transfer Year shall be reduced by an amount equal to the product of the Allocable Amount multiplied by the quotient of the number of full months (not including the month in which such transfer occurred) remaining in the Transfer Year divided by 12.

            (b) (i) If a Hotel is transferred by Lessor pursuant to the terms of this Agreement, other than in connection with a structured finance transaction, the Percentage Rent thresholds shall be reduced in the same proportion as the Gross Revenues of the transferred Hotel bear to the Gross Revenues of all Hotels (including the transferred Hotel) under this Agreement. Gross Revenues for purposes of this Section 2.4(b) shall be equal to


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      (A) the average of the Gross Revenues for all Hotels under this Agreement for the two Lease Years immediately preceding the Transfer Year, or (B) if two Lease Years shall not have elapsed, the average of such Gross Revenues for the preceding Lease Year and the annualized Gross Revenues for the Transfer Year, or (C) if one Lease Year has not elapsed, the annualized Gross Revenues for the Transfer Year.

            (ii) If, during the term of this Agreement, any of the Hotels is totally or partially destroyed by a risk covered by the insurance described in the applicable Participating Lease, and Lessor decides to restore the Hotel pursuant to the terms of such Participating Lease and, further, as a result of such total or partial destruction of such Hotel, Lessee files, and receives payment on, a claim with its insurance carrier under Lessee's business interruption insurance policy with respect to such total or partial destruction of such Hotel, then the Percentage Rent thresholds shall be reduced as provided in Section 2.4(b)(i) hereof, provided that such reduction shall only be in effect for a period commencing on the date the event, for which insurance proceeds are received under Lessee's business interruption insurance policy, occurred and the date restoration of the Hotel is completed pursuant to the terms of the applicable Participating Lease (the "Restoration Date"). From and after the Restoration Date, the Percentage Rent thresholds shall revert back to the applicable amounts for the Lease Year in question, based on the number of Hotels owned by Lessor as of the Restoration Date. Increases and decreases, as applicable, in the amount of Percentage Rent payable by Lessee as a result of such initial reduction in the Percentage Rent thresholds and the subsequent increase of such thresholds, shall be calculated as of the end of each Lease Year.


                                   ARTICLE III

                                   LEASE TERM

      Section 3.1 Term. The term of this Lease shall commence on the effective date of the merging of Supertel Hospitality, Inc. with Lessor (the "Commencement Date") and shall end on the day before the fifth anniversary of the Commencement Date, unless sooner terminated or extended in accordance with the provisions hereof.

      Section 3.2 Extension Option. Provided that Lessee is not then in default under the terms of this Lease, Lessee shall have the option, in its sole discretion, to extend this Lease for one (1) successive term of two (2) years (the "Option Period") upon the same terms and conditions contained herein and in the Participating Leases, except for the payment of Base Rent which total amount shall increase (subject to adjustments from condemnation, casualty, sale, or otherwise provided herein and in the Participating Leases) from Fourteen Million Four Hundred Thousand Dollars ($14,400,000.00) to Fifteen Million Dollars ($15,000,000.00) for each of the two (2) years in the Option Period. Upon exercise of the option, the renewal term shall commence at midnight on the last day of the original five (5) year term of this Lease. Notice of the exercise of the option to extend shall be given in writing to Lessor not less than one (1) year prior to the end of the original five (5) year term of this Lease.


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      Section 3.3 Automatic Lease Term Extensions. After the original five (5)
year term of this Lease and after the Option Period, if any, the term of this Lease shall be automatically extended for an additional two (2) year term, unless either Lessee or Lessor gives notice in writing to the other at least eleven (11) months prior to the end of the then current term that it elects not to allow the automatic extension of the term of this Lease, in which case this Lease shall terminate at the end of the then current term. In the event this Lease is extended for an additional two (2) year term, then this Lease shall be further automatically extended on a continuing basis beyond the then current term of this Lease by additional successive two (2) year periods unless either Lessee or Lessor gives written notice to the other at least one (1) year before the end of the then current term that it elects not to allow the automatic extension to occur beyond the then current term. It is the intent of the parties that each will have a minimum of one (1) year notice prior to the end of the term of this Lease. This shall not preclude the parties from renegotiating this Lease from time to time.

                                   ARTICLE IV

                                      RENT

      So long as this Lease remains in force and effect with respect to all of the Initial Hotels, Lessee promises to pay to Lessor, in lawful money of the United States of America, in immediately available funds, rents, in the manner, at the time, and in the amounts specified below:

      Section 4.1 Base Rent. The base rent (the "Base Rent") payable during the term of this Lease shall initially be Fourteen Million Four Hundred Thousand Dollars ($14,400,000.00)

                                                        Base Rent
                    Month                                Amount
                  ---------                            -----------
                  January                              $   950,000
                  February                             $   950,000
                  March                                $ 1,150,000
                  April                                $ 1,350,000
                  May                                  $ 1,300,000
                  June                                 $ 1,350,000
                  July                                 $ 1,450,000
                  August                               $ 1,350,000
                  September                            $ 1,325,000
                  October                              $ 1,325,000
                  November                             $   950,000
                  December                             $   950,000

                  TOTAL LEASE YEAR
                  BASE RENT                            $14,400,000

            If the Base Rent is adjusted pursuant to the terms of this Agreement in the event of a voluntary or involuntary transfer of a Hotel or as provided in Article III hereof, the new


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      amount of annual Base Rent shall be allocated to each month in the same proportion as provided above. Base Rent shall be payable in monthly installments in arrears due and payable on the first business day of the month immediately following the month for which such rent accrues, with the first installment of Base Rent due and payable on the first business day of the month following the month in which the Commencement Date occurs, and a monthly installment to be due and payable on the first day of each and every month thereafter as long as this Lease remains in effect. Base Rent for any period during the term of this Lease which is less than one (1) month shall be a pro-rata portion of the applicable monthly installment.

      Section 4.2 Percentage Rent.

            (a) Subject to adjustment as provided herein, the term "Percentage Rent," as used herein, for any Lease Year shall initially mean the amount determined by multiplying (i) the amount, if any, by which the Gross Revenue from the Initial Hotels exceeds Forty-Two Million Dollars ($42,000,000.00) for such Lease Year but is less than Fifty Million Dollars ($50,000,000.00) for such Lease Year (ii) by twenty percent (20%) and adding thereto an amount determined by multiplying (iii) the amount, if any, by which Gross Revenue for the Initial Hotels exceeds Fifty Million Dollars ($50,000,000.00) for the Lease Year (iv) by 25%.

            (b) Percentage Rent shall be paid by Lessee on a quarterly basis for each quarter of the Lease Year. Percentage Rent shall be payable in arrears on the first day of second Lease Quarter following the end of each Lease Quarter. The first such payment of Percentage Rent shall be due on the first day of the second Lease Quarter following the Lease Quarter in which the Commencement Date occurs. In the first Lease Year, Percentage Rent shall be paid over the first three (3) Lease Quarters of the Lease Year on the assumption that Gross Revenue is accruing at the rate of Forty-Eight Million Dollars ($48,000,000.00) evenly over the Lease Year. Each Lease Quarter, Lessee shall pay one-fourth (1/4th) of such assumed Percentage Rent amount. At the end of the fourth quarter, the amount of Percentage Rent due for the Lease Year shall be calculated and (i) in the event that an amount is still due to Lessor, then Lessee shall pay such amount on or before the first day of the second Lease Quarter immediately after the end of the Lease Year and (ii) in the event that Lessee has overpaid the Percentage Rent and an amount is due to Lessee from Lessor, then Lessor shall pay such amount to Lessee on or before the tenth (10th) day after receipt of the Officer's Certificate provided pursuant to
      Section 4.2(c). The same procedure shall be followed for each subsequent Lease Year except that Gross Revenues for each subsequent year shall be assumed for the first three (3) Lease Quarters to be equal to ninety-five percent (95%) of the Gross Revenues for the immediately prior Lease Year.

            (c) On or before first day of the second Lease Quarter immediately after the end of Lease Year, Lessee shall deliver to Lessor an Officer's Certificate reasonably acceptable to Lessor setting forth the computation of the actual Percentage Rent that accrued for the Lease Year that ended on the immediately preceding Lease Year. If the annual Percentage Rent due and payable for the Lease Year (as shown in the applicable Officer's Certificate) exceeds the amount actually paid as Percentage Rent by Lessee for such year, Lessee also


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      shall pay such excess to Lessor at the time such certificate is delivered.
      If the Percentage Rent actually due and payable for such Lease Year is shown by such certificate to be less than the amount actually paid as Percentage Rent for the applicable Lease Year, Lessor shall pay to Lessee, within ten (10) days of receipt of such certificate the amount by which Lessee overpaid the Percentage Rent failing which the amount to be reimbursed shall bear interest at a rate per annum equal to the Overdue Rate from the end of such 10-day period until date of payment.

            The obligation to pay or to reimburse Percentage Rent shall survive the expiration or earlier termination of the Lease Term for a period of one (1) year. A final reconciliation, taking into account, among other relevant adjustments, any adjustments which are accrued after such expiration or termination date but which related to Percentage Rent accrued prior to such termination date, and Lessee's good faith best estimate of the amount of any unresolved contractual allowances, shall be made not later than one year after such expiration or termination date, but Lessee shall advise Lessor within 60 days after such expiration or termination date of Lessee's best estimate at that time of the approximate amount of such adjustments, which estimate shall not be binding on Lessee or have an legal effect whatsoever.

      Section 4.3 Payment of Rent. Lessee shall not be in default with respect to any payment of Rent if such Rent payment is received by Lessor on or before the tenth (10) calendar day of the month in which such Rent was due, provided that if any Rent payment is not paid on or before the third business day after such Rent payment was due, Lessee shall pay to Lessor a late fee on such Rent payment in an amount equal to 1-1/2% of such Rent due.

      Section 4.4 Payment on Business Days. Any Rent that falls due on a Saturday or Sunday or a bank holiday in either Dallas, Texas or Norfolk, Nebraska shall be deemed due on the next succeeding business day. Payment of Rent shall be made by wire transfer unless otherwise agreed by the parties.

      Section 4.5 O'Neill Addition. Lessor and Lessee acknowledge that one of the Initial Hotels which is located in O'Neill, Nebraska, may be expanded during the period from the negotiation and/or the execution of this Lease to the Commencement Date. In the event of the completion of the expansion prior to the Commencement Date, the Base Rent for the Hotel shall be increased by and Lessee shall pay this additional yearly Base Rent which shall be determined by multiplying 0.115 times the cost of construction of the Hotel expansion. This additional yearly Base Rent shall be paid on a monthly basis in the same proportion each month as the original yearly Base Rent to be paid.

      Section 4.6 Additional Payments. During the term of this Lease, if Lessee takes, or fails to take, any action hereunder or under any of the Participating Leases which causes the debt payable to Hotel Franchising Limited Partnership, as described on Schedule 4.6 hereto (the "Wingate Debt") to become due and payable, Lessee shall be assigned and be required to pay the Wingate Debt in accordance with the terms thereof, unless such action or failure to act was caused by the negligence


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      or willful misconduct of Lessor or is otherwise the obligation of Lessor hereunder or under the Participating Lease, which obligation shall survive any termination of this Agreement.


                                    ARTICLE V

              REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS

      Lessor and Lessee hereby represent, warrant and agree with each other as follows, each of which representations and warranties to become effective only as of the Commencement Date.

      Section 5.1 Authority; Compliance with Law. Except as provided in Section 5.2, Lessor will use its best efforts to obtain, at its sole expense, and thereafter Lessee will use its best efforts to maintain, all licenses, permits, contract rights, and other authorizations and to have taken all actions required by applicable law, governmental regulations or otherwise in connection with leasing and operating the Hotels and as otherwise required in connection with the operation of its business. Lessor and Lessee each represent to the other that it is not in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which it, or any other of its properties or assets are subject.

      Section 5.2 Provision of Franchise Rights. Lessor has obtained and will provide by full and proper assignment or other transfer to Lessee the franchise rights for each of the Initial Hotels and all Additional Hotels sufficient to enable the operation of each of the Hotels under the relevant franchise for the Lease Term. Lessor shall be responsible for all transfer fees and the like for all Initial Hotels and all Additional Hotels and Lessee shall be responsible for the payment of the periodic franchise fees. At the termination of the Lease Term, Lessee agrees to transfer the franchise rights to Lessor, or at Lessor's option, to any third party. Lessor and Lessee acknowledge, however, that the Hotel in Bullhead City, Nevada does not operate under a franchise.

      Section 5.3 Representations of Lessor. Lessor represents that Lessor has good marketable title to each of the Initial Hotels and has the full right and authority to enter into this Lease and each of the Participating Leases. There are no outstanding leases with respect to any of the Initial Hotels other than the Participating Leases. Each of the Initial Hotels is able to be operated after the execution of this Lease in a manner consistent with the manner in which it is being operated immediately prior to the execution of this Lease without extraordinary expenditures, which, if incurred, will be the responsibility of Lessor, including but not limited to, requirements to meet the Americans with Disability Act Standards and zoning or building standards. None of the Initial Hotels has suffered any casualty loss which is not fully covered by insurance both for the purpose of covering all Rent during replacement and for the purpose of covering full and complete replacement of all loss nor are any of the Initial Hotels being condemned or being threatened with condemnation.

      Section 5.4 Maintenance of Franchise Agreement. Except as otherwise agreed to in writing by the Lessor, the Lessee shall take all steps necessary, including the payment of any renewal fees and ongoing expenses associated therewith, including the periodic franchise fees, to maintain


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all franchise agreements relating to the operation of the Hotels. In addition, except as otherwise agreed to in writing by the Lessor, the Lessee shall use its best efforts to maintain the franchise rating at each Hotel with respect to improvement standards (as established by the franchisor pursuant to the applicable Franchise Agreement) at a level at least equal to the rating in existence on the date hereof, provided, however, that the cost of improvements to meet new or ongoing improvement standards shall be paid by Lessor. Upon the termination of the Lease, Lessor agrees to pay to Lessee or credit against any Rent then due, the unused portion of all renewal fees for franchises for which Lessee has paid the renewal fees. The unused portion of each renewal fee shall be determined by amortizing the renewal fee on a straightline basis over the life of the franchise renewal period. Any change from the franchise under which the Hotel operates to a new franchise shall be by mutual agreement of the parties. Upon a change in the franchise under which a Hotel operates, capital costs associated with the change including, but not limited to sign changes and improvement standard upgrades, shall be paid from the Reserves.

      Section 5.5 Financial Statements. Within 45 days after the end of each of the first three Lease Quarters of each Lease Year, Lessee shall deliver to the Lessor a copy of its internally prepared quarterly financial statements. Within 120 days after the end of each Lease Year beginning with the Lease Year ending in the first anniversary of the Commencement Date, Lessee shall deliver to Lessor a copy of its annual audited financial statements which have been audited by a nationally recognized firm of independent public accountants. For purposes of this Section 5.5, such financial statements shall include a balance sheet, income statement, statement of retained earnings, statement of stockholder's equity, statement of cash flows and all related notes and schedules and shall be in comparative form.

                                   ARTICLE VI

                         RESERVES / OPERATING INVENTORY

      Section 6.1 Reserves.

            (a) Throughout the Lease Term, Lessor shall establish and maintain a reserve account (the "FF&E Reserve") for the replacement, improvement, enhancement and refurbishment of the Leased Property and FF&E used in conjunction therewith, excluding Personalty to the extent acquired with funds from the Personalty Reserve as provided below. Each Lease Year, Lessor shall set aside into the FF&E Reserve an amount equal to five percent (5%) of the Gross Revenues for the Hotels for such Lease Year under this Lease, less $600,000, which amount shall accumulate from year to year. The FF&E Reserve shall be used to refurbish, replace, enhance and improve from time to time as necessary or desirable under the circumstances the FF&E, excluding Personalty. The FF&E Reserve may also be used to the extent available to replace, enhance and improve or perform any capitalized repair to the structural and roof elements of the Hotels and the exterior of the Hotel (including but not limited to parking lot, lawn and landscaping elements).

            (b) Lessee shall pay into the Personalty Reserve account $50,000 per month for each month during the term of this Lease on the same date as the Base Rent payments.

      Lessee shall also provide to Lessor written evidence of such payment. Upon written request of Lessor, Lessee shall provide information on the Personalty Reserve status and usage. The funds in the Personalty Reserve shall be used by Lessee to repair and replace Personalty. If the funds in the Personalty Reserve for any Lease Year are insufficient to pay for all Personalty acquired during such Lease Year, Lessee shall be entitled to reimbursement for such excess expenditures from the FF&E Reserve in accordance with the terms and conditions of Section 6.3 hereof. Upon expiration or termination of this Agreement, any amounts which remain in the Personalty Reserve shall be expended by Lessee for FF&E, as directed by Lessor. Any amounts which remain in the Personalty Reserve after any such expenditures shall be the property of Lessor.

      Section 6.2 Use of Reserves. Lessee is authorized to commit and to spend, and thereafter, if applicable, be reimbursed from, the Reserves for all (a) items and matters contained in the budget submitted by Lessee and approved by Lessor pursuant to the Participating Lease; (b) reasonable expenditures in emergency situations at any hotel when necessary, in the Lessee's opinion, to maintain the hotel property and to provide for its continued operation and for the safety and welfare of the hotel guests; and (c) up to Fifteen Thousand Dollars ($15,000.00) per Hotel for replacement and improvements on a routine basis. In any case, however, Lessee shall provide invoices and, when requested by Lessor, explanation of the circumstances and need for non-budgeted expenditures from the Reserves. Lessee shall, except as provided in (a), (b) and
(c) above, obtain the prior written approval of Lessor for all expenditures in any Lease Year for which Lessee is entitled to seek reimbursement from Lessor pursuant to the terms of this Agreement which exceed the amount in the Reserves for that Lease Year. Any amount of the Reserves not actually expended in any Lease Year shall accumulate in the respective Reserve for use in succeeding Lease Years.

      Section 6.3 FF&E Reimbursements. To the extent set forth in the Annual Budget, within the $15,000 per hotel limit or the result of an emergency situation, Lessor shall reimburse Lessee the expenditures payable from the FF&E Reserve within ten (10) days of the receipt from Lessee of written documentation, including invoices and/or purchase orders, setting forth the amount due. If Lessor's prior approval of such expenditures is required, following receipt of such approval, Lessee shall send to Lessor the invoices or purchase orders, as applicable, with respect to such expenditures and Lessor shall reimburse Lessee or pay the vendor directly. If Lessor fails to reimburse Lessee for amounts to be reimbursed pursuant to the provisions of the first sentence of this Section 6.3, the amount to be reimbursed shall bear interest at a rate per annum equal to the Overdue Rate from date of receipt of the requisite documentation until date of payment. Lessee shall provide additional reasonable detail of the amount due and the goods and services provided when requested by Lessor.

      Section 6.4 Operating Inventory. On the Commencement Date, all Operating Inventory shall be transferred from Lessor to Lessee so that it accompanies the Leased Property. During the term of this Lease, Lessee, at its sole cost and expense, shall furnish and maintain at the Leased Property all Operating Inventory necessary or desirable for the operation of the Leased Property in accordance with the provisions of this Lease. Lessee, at its sole cost and expense, shall maintain and replace the Operating Inventory so that substantially the same quantities of such items that existed on the Commencement Date shall be available to Lessor on the termination of this Lease. As additional Rent, upon the termination of this Lease, (a) the Operating Inventory and (b) any

Personalty acquired by use of funds from the Personalty Reserve shall be transferred from Lessee to Lessor so that it accompanies the Leased Property shall be transferred from Lessee to Lessor so that it accompanies the Leased Property. The term "Operating Inventory," as used herein, shall mean all food, beverages (alcoholic and non-alcoholic) and other consumable items used in the operation of the Hotel such as linens and terry, blankets and spreads, fuel, engineering, maintenance and housekeeping supplies, soap, cleaning materials, matches, stationery and printing, brochures, literature, folios and all other similar items, together with all substitutions and replacements thereto.

      Section 6.5 Construction Profit. Lessor authorizes a construction profit to Lessee, or an affiliate of Lessee, in the amount of seven and one-half percent (7.5%) of all costs, including, but not limited to, in-house costs directly related to the construction project, for the construction of a new hotel, for any additions or improvements to an existing Hotel, or for the repair, maintenance or renovation of any existing Hotel that Lessee's construction division or Lessee's construction affiliate oversees or manages. The parties may, by mutual agreement, agree to a different construction management fee.

                                   ARTICLE VII

                       RIGHT OF FIRST OPPORTUNITY TO LEASE

      Section 7.1 Hotel Acquisitions. Except as provided in Section 7.6, Lessee shall have the right of first opportunity ("Right of First Opportunity to Lease") to lease from Lessor any hotel acquired by Lessor within a Competitive Area during the Lease Term (the "Opportunity Period") if, and only if, Lessor is not contractually obligated to retain existing management at any such acquired hotel.

      Section 7.2 Notice. In the event that Lessor proposes to acquire ownership of any hotel within a Competitive Area during the Opportunity Period, Lessor shall promptly notify Lessee in writing. If Lessee is to be granted a Right of First Opportunity with respect to such hotel, (a) the notice shall specify the material economic terms upon which Lessor would be willing to lease such hotel to Lessee and (b) Lessor shall provide Lessee with certain due diligence rights with respect to such hotel as set forth in Section 7.3.

      Section 7.3 Due Diligence. Lessor shall arrange for Lessee and its consultants, at Lessee's sole cost and expense, to have the right, opportunity and access to conduct physical, financial and legal reviews of the hotel proposed to be acquired by Lessor, in the manner, to the extent and during the periods, that Lessor has the right, opportunity and access to do so (whether pursuant to a purchase agreement or otherwise), with the objective of according Lessee the same right, opportunity and access to conduct its due diligence with respect to such hotel as is available to Lessor (as may exist before and during the term of any related purchase agreement). As a condition to availing itself of such right, upon request by Lessor, Lessee will agree, in an appropriate writing or writings, (a) to be bound by such confidentiality agreements regarding such hotel as to which Lessor shall agree to be bound, (b) to indemnify the owner of such hotel, Lessor and such other parties as reasonably are appropriate, against damage to property or injuries to persons occurring as the result of a negligent or willful act or omission of Lessee's employees, agents or consultants while conducting diligence activities at such hotel (to the same extent as Lessor indemnifies the owner of such hotel and/or other reasonably appropriate parties), and(c) to agree to be bound by such other agreements, conditions and limitations regarding such hotel as Lessor is bound as a condition of it conducting due diligence on such hotel. Each of Lessor and Lessee agrees, from time to time upon the request of the other, to deliver or make available (without warranty) to the other, copies of all due diligence materials regarding such hotel received from third parties.

      Section 7.4 Exercise of Right of First Opportunity. If a Right of First Opportunity is granted to Lessee with respect to any such hotel within a Competitive Area to be acquired by Lessor, Lessee shall have a period of twenty-one (21) days from the date of written notice thereof in which to elect to lease such hotel from Lessor in substantial conformity with the material terms and conditions specified in the notice. Lessee may elect to exercise a Right of First Opportunity only by delivering a written notice of its election to do so to Lessor within such twenty-one (21) day period. In the event that Lessee exercises a Right of First Opportunity, Lessor shall lease such hotel to Lessee as soon thereafter as is practical pursuant to a Participating Lease on the Form Participating Lease and in substantial conformity with the material terms and conditions specified in the notice of Right of First Opportunity which are not materially inconsistent with the Form Participating Lease.

      Section 7.5 Failure to Exercise Right of First Opportunity. If Lessee elects not to exercise a Right of First Opportunity or fails to make an election within the twenty-one (21) day period following notice of a Right of First Opportunity, Lessor shall be free to lease such hotel to any third party on terms and conditions that are not in the aggregate economically less favorable to Lessor than those offered to Lessee in the related notice of Right of First Opportunity and only in the form of the Form Participating Lease.

      Section 7.6 When Lessee is the Procuring Cause. In the event that Lessee is the procuring cause of the acquisition of any hotel by Lessor, Lessee shall have the exclusive right to lease such hotel from Lessor and Lessor shall, at the option of Lessee, lease such hotel to Lessee on economic terms to be mutually agreed to between Lessor and Lessee pursuant to the general format of Form Participating Lease. If the parties are unable to agree on the lease terms, an independent third party agreeable to both Lessee and Lessor shall establish the Fair Market Rental. If Lessee, upon receipt of the terms established by the independent third party, chooses not to lease the hotel at the Fair Market Rental established, Lessor may rent to any third party but only at a rental rate at least equal to the Fair Market Rental established and only according to the terms of the Form Participating Lease. If Lessor is unable to do so within forty-five (45) days, Lessee's right to lease contained herein shall be re-established.

      Section 7.7 Remedies. If Lessor breaches this Article VII, Lessee shall have all remedies available at law or in equity. Notwithstanding the foregoing, Lessee shall be deemed to have waived its right to pursue any of its rights and remedies with respect to Lessor's failure to comply with Section 7.2 with respect to any individual hotel acquired by Lessor, if it does not notify Lessor of its claim with reasonable specificity and in writing within one hundred eighty (180) days of receiving the notice specified in Section 7.2.

                                  ARTICLE VIII

                               HOTEL ACQUISITIONS

      Section 8.1 Hotel Acquisition. In the event that Lessee locates an existing hotel to acquire within a Competitive Area, Lessee shall first offer the acquisition of the Hotel to Lessor on terms and conditions which are acceptable to Lessee. Lessor shall have twenty-one (21) days within which to decide whether to acquire the Hotel on such terms and conditions. (In the alternative, Lessee may execute a contract for purchase of a hotel within that Competitive Area which is assignable to Lessor if Lessor, within the twenty-one
(21) day period, decides to acquire the hotel in which case Lessor shall reimburse Lessee for its direct costs and expenses related to the contract.) In the event Lessor determines not to acquire the hotel, Lessee may acquire the Hotel on the same terms and conditions as offered to Lessor. In the event Lessor decides to purchase the Hotel, Lessee shall be entitled to a reasonable fee for its work in the preliminary acquisition process in no event to be less than two percent (2%) no more than six percent (6%) of the total purchase price of the hotel (which shall include all fees for consulting, non-competition, and similar amounts payable in conjunction with the purchase of the hotel). Upon failure of agreement on the percentage of the fee, the matter of the correct percentage shall be submitted to arbitration as provided in Article XXXVIII of the Form Participating Lease.

                                   ARTICLE IX

                                CHANGE IN CONTROL

      Section 9.1 Initial Ownership Structure. Lessee represents that on the date hereof Lessee is a corporation organized and existing under the laws of the State of Nebraska.

      Section 9.2 Transfer of Lease. Without the consent of Lessor, which Lessor may not unreasonably withhold, the Lessee shall not voluntarily transfer, sell or convey any direct or indirect interest in this Agreement or in any of the Participating Leases.

      Section 9.3 Change in Management. In the event that neither (a) Steve Borgmann or Richard Herink nor (b) a person or entity proposed by Lessee and consented to by Lessor (which consent shall not be unreasonably withheld) is involved in the management of Lessee, then Lessor shall have the right, as its sole remedy, to terminate all, but not fewer than all, of the Participating Leases and Lessee shall pay to Lessor, as a result of such termination, the Termination Value, provided that if Messrs. Borgmann and Herink are no longer involved in the management of Lessee due to death or disability Lessor shall have no right to terminate this Lease pursuant to this Section 9.3. Lessee hereby agrees to notify Lessor in writing within ten (10) days of the occurrence of any event which causes Lessee to be in violation of the terms of this Section
9.3. The right granted to Lessor pursuant to this Section 9.3 must be exercised within ninety (90) days of the date of notice to Lessor of Lessee's failure to comply with this Section 9.3.

      Section 9.4 Other Business Activities. Neither Lessee, nor any Affiliate of Lessee, shall engage in any business or activity which relates to the owning, leasing or managing hotels in a Competitive Area except as provided in this Agreement.

                                    ARTICLE X

                           SPECIAL TERMINATION RIGHTS

      In the event that Lessee during the term of this Agreement engages in any Competitive Activity without first complying with the provisions of Articles VII and VIII, Lessor shall have the right, as its sole and exclusive remedy, provided Lessee has not ceased such Competitive Activity within a period of 60 days from receipt of a written notice from Lessor identifying such Competitive Activity, to terminate all, but not fewer than all, of the Participating Leases and upon such termination, Lessee shall pay to Lessor the Termination Value. The right to terminate shall not be exercised by Lessor after a period of one hundred eighty (180) days after Lessor has been given written notice of the Competitive Activity by Lessee.

                                   ARTICLE XI

                                  AUDIT RIGHTS

      Lessor shall have the rights to audit Lessee's books and records with respect to the Hotels leased to Lessee. If, in any calendar year, the aggregate deficiency in the payment of Percentage Rent under the Participating Lease on all of the Hotels, as determined pursuant to Lessor's audit and finally agreed to by Lessee or determined by a Court of law or by arbitration, exceeds three percent (3%) of the amount of Percentage Rent payable on all of the Hotels for such Lease Year, then the Lessee shall immediately pay to the Lessor the cost of the audit.

                                   ARTICLE XII

                                     DEFAULT

      Section 12.1 Default. A "Default by Lessee" shall exist under this Agreement if any of the following occur:

            (a) Rent Payment. Lessee breaches any of its obligations as provided in Section 4.1 and 4.2(b).

            (b) Personalty Reserve Payment. A breach by Lessee of its obligation to create and fund the Personalty Reserve provided in Section 4.2(b) within ten (10) days of written notice of failure thereof.

      Section 12.2 Remedies. Upon the occurrence of a Default by Lessee as defined herein, Lessor shall have the right, as Lessor's sole remedy, to terminate this Agreement upon fourteen (14) days written notice to Lessee, in which event Lessee shall thereupon surrender all of the Leased

Properties to Lessor, and, if Lessee fails to so surrender, Lessor shall have the right, without notice, to enter upon and take possession of the Leased Properties and to expel or remove Lessee and its effects without being liable for prosecution or any claim for damages therefor; and Lessee shall, and hereby agrees to, indemnify Lessor for the loss and damage which Lessor suffers by reason of such termination in the amount equal to the total of (a) the reasonable costs of recovering the Leased Properties in the event that Lessee does not promptly surrender the Leased Properties, and all other reasonable expenses incurred by Lessor in connection with the Default by Lessee; (b) the unpaid Base Rent earned as of the date of termination, plus interest at the Overdue Rate accruing after the due date; and (c) a sum equal to the present value (using a factor for such purpose equal to the interest payable on ten (10) year treasury notes plus four percent (4%) per annum) of the total Base Rent which Lessor would have received under this Agreement for the remainder of the term of this Agreement then in effect, less Base Rent which Lessee is able to prove Lessor could have received from the balance of the term of this Agreement thus in effect (collectively, the "Termination Value"). Lessor acknowledges that it has a duty to mitigate its losses and damages by using its best efforts to relet the Hotels at or above the Base Rent herein.

                                  ARTICLE XIII

                                  MISCELLANEOUS

      Section 13.1 Modification, Amendments and Waivers. No modification, amendment or waiver of any provision of this Agreement shall be effective unless the same is in a writing signed by all parties to this Agreement.

      Section 13.2 Notices. All notices and other communications pursuant to this Agreement shall be in writing and personally served or mailed as provided in Article XXXI of the Form Participating Lease.

      Section 13.3 Successors and Assigns. The provisions of this Agreement shall be binding upon the parties hereto and all of their successors and assigns and inure to the benefit of the parties hereto and their permitted successors and assigns.

      Section 13.4 Governing Law. This Agreement shall be governed by the laws of the State of Texas, without giving effect to the principles of conflicts of law thereof.

      Section 13.5 Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be an original, with the same force and effect as if the signatures thereto and hereto were upon the same instrument.

      Section 13.6 Waiver. Each party waives, to the extent permitted by applicable law, any right to a trial by jury in any proceedings brought by either party to enforce the provisions of this Agreement, and Lessee and its Affiliates waive the benefit of any laws now or hereafter in force exempting property from liability for rent or debt, and Lessor waives any right to assert an "alter ego" of the Lessee and its Affiliates or to "pierce the corporate veil" of Lessee and its Affiliates other than to the extent funds shall have been inappropriately paid following a Default by Lessee and its

Affiliates under this Agreement to any person directly or indirectly having an ownership interest in Lessee and its Affiliates.

      Section 13.7 Time of the Essence. Time is of the essence of this Agreement.

      Section 13.8 Names and Marks. Lessor hereby assigns, at no cost, to Lessee the right to use the name "Supertel" and to use the mark associated therewith, the red S, and on the tenth anniversary of this Agreement, provided that no Default by Lessee exists on such tenth anniversary Lessor agrees to the transfer, without any additional consideration, all of the right in and to the "Supertel" name and in and to the mark associated therewith.

      Section 13.9 Confidential Information. Lessor agrees to keep and maintain all information about Lessee and the Hotels confidential and agrees to take all steps reasonably necessary to maintain the confidentiality of all such information. No third party, unless required by law, shall be provided access to or provided information about the Hotels or Lessee.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                     LESSOR

                                     PMC COMMERCIAL TRUST


                                     By:   /s/ Lance B. Rosemore
                                           -------------------------------------
                                           Lance B. Rosemore
                                           President and Chief Executive Officer


                                     LESSEE

                                     NORFOLK HOSPITALITY
                                     MANAGEMENT, CO.


                                     By:   /s/ Steve Borgmann
                                           -------------------------------------
                                           Steve Borgmann
                                           President

                                    EXHIBIT A

                                 INITIAL HOTELS
                                  (PAGE 1 OF 3)


Antigo Super 8 Motel               Creston Super 8 Motel              Irving Super 8 Motel
535 Century Avenue                 804 West Taylor                    4245 W. Airport Freeway
Antigo, WI  54409                  Creston, IA  50801                 Irving, TX  75062
(715) 623-4188                     (515) 782-6541                     (972) 257-1810

Batesville Super 8 Motel           Denton Super 8 Motel               Las Colinas Wingate Inn
1287 N. St. Louis Street           620 S. I-35 East                   850 West Walnut Hill Lane
Batesville, AR  72501              Denton, TX  76205                  Irving, TX  75038
(870) 793-5888                     (940) 380-8888                     (972) 751-1031

Bedford Super 8 Motel              El Dorado Super 8 Motel            Jacksonville Super 8 Motel
1800 Airport Freeway               2530 West Central                  1003 West Morton Road
Bedford, TX  76022                 El Dorado, KS  67042               Jacksonville, IL  62650
(817) 545-8108                     (316) 321-4888                     (217) 479-0303

River Valley Suites                Fayetteville Super 8 Motel         Jefferson City Super 8 Motel
320 Lee Streets                    1075 S. Shiloh Drive               1710 Jefferson Street
Bullhead City, AZ  86429           Fayetteville, AR  72701            Jefferson City, MO  65110
(520) 754-4651                     (501) 521-8866                     (573) 636-5456

Burlington Super 8 Motel           Ft. Madison Super 8 Motel          Keokuk Super 8 Motel
3001 Kirkwood                      5107 Avenue O - Hwy 61 West        3511 Main
Burlington, IA  52601              Ft. Madison, IA  52627             Keokuk, IA  52632
(319) 752-9806                     (319) 372-8500                     (319) 524-3888

Clinton Super 8 Motel              Garden City Super 8 Motel          Kingdom City Super 8 Motel
1711 Lincoln Way                   2808 North Taylor                  Hwy 54 - P.O. Box 139
Clinton, IA  52732                 Garden City, KS  67846             Kingdom City, MO  65262
(319) 242-8870                     (316) 275-9625                     (573) 642-2888

College Station Super 8 Motel      Grapevine Super 8 Motel            Kirksville Super 8 Motel
301 Texas Avenue                   250 East Highway 114               1101 Country Club Drive
College Station, TX  77840         Grapevine, TX  76051               Kirksville, MO  63501
(409) 846-8800                     (817) 329-7222                     (816) 665-8826

Columbus Super 8 Motel             Hays Super 8 Motel                 Lenexa Super 8 Motel
3324 20th Street                   3730 Vine Street                   9601 Westgate
Columbus, NE  68601                Hays, KS  67601                    Lenexa, KS  66215
(402) 563-3456                     (785) 625-8048                     (913) 888-8899

Iowa City Super 8 Motel            Houston Wingate Inn                Cornhusker Super 8 Motel
611 First Avenue                   15615 JFK Blvd.                    2545 Cornhusker Highway
Coralville, IA  52241              Houston, TX  77032                 Lincoln, NE  68521
(319) 337-8388                     (281) 987-8777                     (402) 467-4488

                                    EXHIBIT A

                                 INITIAL HOTELS
                                  (PAGE 2 OF 3)

West "O" Super 8 Motel             Muscatine Super 8 Motel            Pittsburg Super 8 Motel
2635 West "O" Street               2900 North Hwy 61                  3108 North Broadway
Lincoln, NE  68528                 Muscatine, IA  52761               Pittsburg, KS  66762
(402) 476-8887                     (319) 263-9100                     (316) 232-1881

Macomb Super 8 Motel               Norfolk Super 8 Motel (Motel)      Plano Super 8 Motel
313 University Avenue              1223 Omaha Avenue                  1704 N. Central Expressway
Macomb, IL  61455                  Norfolk, NE  68701                 Plano, TX  75074-5729
(309) 836-8888                     (402) 379-2220                     (972) 423-8300

Manhattan Super 8 Motel            O'Neill Super 8 Motel              Portage Super 8 Motel
200 Tuttle Creek Blvd.             East Highway 20                    3000 New Pinery Road
Manhattan, KS  66502               O'Neill, NE  68763                 Portage, WI  53901
(785) 537-8468                     (402) 336-3100                     (608) 742-8330

Marshall Super 8 Motel             Aksarben Super 8 Motel             Russellville Super 8 Motel
1355 West College Drive            7111 Spring Street                 2404 North Arkansas Ave.
Marshall, MO  65340                Omaha, NE  68106                   Russellville, AR  72801
(816) 886-3359                     (402) 390-0700                     (501) 968-8898

McKinney Super 8 Motel             Omaha Super 8 Motel                Sedalia Super 8 Motel
910 N. Central Expressway          10829 "M" Street                   3402 West Broadway
McKinney, TX  75070                Omaha, NE  68137                   Sedalia, MO  65301
(972) 548-8880                     (402) 339-2250                     (816) 827-5890

Menomonie Super 8 Motel            West Dodge Super 8 Motel           Shawano Super 8 Motel
1622 North Broadway                11610 West Dodge Road              211 Waukechon Street
Menomonie, WI  54751               Omaha, NE  68154                   Shawano, WI  54166
(715) 235-8889                     (402) 492-8845                     (715) 526-6688

Minocqua Comfort Inn               Oskaloosa Super 8 Motel            Sheboygan Comfort Inn
8729 US 51 North                   306 South 17th                     4332 North 40th Street
Minocqua, WI  54548                Oskaloosa, IA  52577               Sheboygan, WI  53083
(715) 358-2588                     (515) 673-8481                     (920) 457-7724

Moberly Super 8 Motel              Wichita North Super 8 Motel        Storm Lake Super 8 Motel
North 300-Highway 24 East          6075 Air Cap Drive                 101 West Milwaukee Avenue
Moberly, MO  65270                 Park City, KS  67219               Storm Lake, IA  50588
(816) 263-8862                     (316) 744-2071                     (712) 732-3063

Mountain Home Super 8 Motel        Parsons Super 8 Motel              Tomah Super 8 Motel
865 Hwy 62 East                    229 East Main                      1008 E. McCoy Blvd.
Mountain Home, AR  72653           Parsons, KS  67357                 Tomah, WI  54660
(870) 424-5600                     (316) 421-8000                     (608) 372-3901

Mt. Pleasant Super 8 Motel         Pella Super 8 Motel                Waco Super 8 Motel
Rt. 2, Box 227B                    105 East Oskaloosa                 1320 S. Jack Kultgen Way
Mt. Pleasant, IA  52641            Pella, IA  50219                   Waco, TX  76706
(319) 385-8888                     (515) 628-8181                     (254) 754-1023

Watertown Super 8 Motel
503 14th Avenue S.E.
Watertown, SD  57201
(605) 882-1900

Wayne Super 8 Motel
610 Tomar Drive
Wayne, NE  68787
(402) 375-4898

West Plains Super 8 Motel
1210 Porter Wagoner Blvd.
West Plains, MO  65775
(417) 256-8088

Wichita Super 8 Motel
527 South Webb Road
Wichita, KS  67207
(316) 686-3888

Wichita Falls Super 8 Motel
1307 Kenley Avenue
Wichita Falls, TX  76305
(940) 322-8880

                                 LEASE AGREEMENT

                        DATED AS OF _______________, 1998

                                     BETWEEN

                         ------------------------------


                                    AS LESSOR

                                       AND

                         -------------------------------

                                    AS LESSEE

                                TABLE OF CONTENTS

ARTICLE I............................................................................ 1
               1.1    Leased Property................................................ 1
               1.2    Term........................................................... 2
               1.3    Extension Option............................................... 2

ARTICLE II........................................................................... 2
               2.1    Definitions.................................................... 2

ARTICLE III......................................................................... 12
               3.1    Rent.......................................................... 12
               3.2    Confirmation of Percentage Rent............................... 13
               3.3    Additional Charges............................................ 13
               3.4    Net Lease Provision........................................... 14
               3.5    Annual Budget................................................. 14
               3.6    Books and Records............................................. 15

ARTICLE IV.......................................................................... 15
               4.1    Payment of Impositions........................................ 15
               4.2    Notice of Impositions......................................... 16
               4.3    Adjustment of Impositions..................................... 16
               4.4    Utility Charges............................................... 16
               4.5    Insurance Premiums............................................ 16

ARTICLE V........................................................................... 16
               5.1    No Termination, Abatement, etc................................ 16

ARTICLE VI.......................................................................... 17
               6.1    Lessor Representations and Warranties......................... 17
               6.2    Deliverables.................................................. 20
               6.3    Property Reports.............................................. 21
               6.4    Ownership of the Leased Property.............................. 22
               6.5    Lessee's Personal Property.................................... 22

ARTICLE VII......................................................................... 22
               7.1    RESERVED...................................................... 22
               7.2    Use of the Leased Property.................................... 23
               7.3    Lessor to Grant Easements, etc................................ 23

ARTICLE VIII........................................................................ 24
               8.1    Compliance with Legal and Insurance Requirements, etc......... 24
               8.2    Legal Requirement Covenants................................... 24
               8.3    Environmental Covenants....................................... 25

ARTICLE IX........................................................................... 27
               9.1    Maintenance, Repair and Improvements........................... 27
               9.2    Encroachments, Restrictions, etc............................... 28
               9.3    Reimbursements................................................. 28

ARTICLE X............................................................................ 29
               10.1   Alterations.................................................... 29
               10.2   Salvage........................................................ 29
               10.3   Lessor Alterations............................................. 29
               10.4   Joint Use Agreements........................................... 29
               10.5   Construction Affiliates........................................ 30

ARTICLE XI........................................................................... 30
               11.1   Liens.......................................................... 30

ARTICLE XII.......................................................................... 30
               12.1   Permitted Contests............................................. 30

ARTICLE XIII......................................................................... 31
               13.1   General Insurance Requirements................................. 31
               13.2   Replacement Cost............................................... 32
               13.3   Worker's Compensation.......................................... 32
               13.4   Waiver of Subrogation.......................................... 33
               13.5   Form Satisfactory, etc......................................... 33
               13.6   Increase in Limits............................................. 33
               13.7   Blanket Policy................................................. 33
               13.8   Reports On Insurance Claims.................................... 33

ARTICLE XIV.......................................................................... 34
               14.1   Insurance Proceeds............................................. 34
               14.2   Reconstruction in the Event of Damage or Destruction
                      Covered by Insurance........................................... 34
               14.3   Reconstruction in the Event of Damage or Destruction
                      Not Covered by Insurance....................................... 35
               14.4   Lessee's Property.............................................. 35
               14.5   Abatement of Rent.............................................. 36
               14.6   Construction by Lessee or its Affiliate........................ 36

ARTICLE XV........................................................................... 36
               15.1   Definitions.................................................... 36
               15.2   Parties' Rights and Obligations................................ 36
               15.3   Total Taking................................................... 36
               15.4   Allocation of Award............................................ 37
               15.5   Partial Taking................................................. 37
               15.6   Temporary Taking............................................... 37

               15.7   Lessee's Construction............................................. 38

ARTICLE XVI............................................................................. 38
               16.1   Event of Default.................................................. 38
               16.2   Remedies.......................................................... 39
               16.3   Damages........................................................... 40
               16.4   Application of Funds.............................................. 40

ARTICLE XVII............................................................................ 40
               17.1   Lessor's Right to Cure Lessee's Default........................... 40

ARTICLE XVIII........................................................................... 40
               18.1   Personal Property Limitation...................................... 40
               18.2   Sublease Rent Limitation.......................................... 41
               18.3   Sublease Tenant Limitation........................................ 41
               18.4   Lessee Ownership Limitations...................................... 41
               18.5   Lessee Officer and Employee Limitation............................ 41

ARTICLE XIX............................................................................. 42
               19.1   Holding Over...................................................... 42

ARTICLE XX.............................................................................. 42
               20.1   RESERVED.......................................................... 42

ARTICLE XXI............................................................................. 42
               21.1   Indemnification................................................... 42

ARTICLE XXII............................................................................ 43
               22.1   Subletting and Assignment......................................... 43
               22.2   Attornment........................................................ 43
               22.3   Management Agreement.............................................. 44

ARTICLE XXIII........................................................................... 44
               23.1   Officer's Certificates: Financial Statements; Lessor's
                      Estoppel Certificates and Covenants............................... 44

ARTICLE XXIV............................................................................ 45
               24.1   Lessor's Right to Inspect......................................... 45

ARTICLE XXV............................................................................. 45
               25.1   No Waiver......................................................... 45

ARTICLE XXVI............................................................................ 45
               26.1   Remedies Cumulative............................................... 45

ARTICLE XXVII........................................................................... 46

                  27.1     Acceptance of Surrender.......................................... 46

ARTICLE XXVIII.............................................................................. 46
                  28.1     No Merger of Title............................................... 46

ARTICLE XXIX................................................................................ 46
                  29.1     Conveyance by Lessor............................................. 46
                  29.2     Amendment Upon Conveyance. ...................................... 46
                  29.3     Other Interests.................................................. 47

ARTICLE XXX................................................................................. 48
                  30.1     Quiet Enjoyment.................................................. 48

ARTICLE XXXI................................................................................ 48
                  31.1     Notices.......................................................... 48

ARTICLE XXXII............................................................................... 48
                  32.1     Appraisers....................................................... 48

ARTICLE XXXIII.............................................................................. 49
                  33.1     Lessor May Grant Liens........................................... 49
                  33.2     Lessee's Right to Cure........................................... 49
                  33.3     Breach by Lessor................................................. 50

ARTICLE XXXIV............................................................................... 50
                  34.1     Miscellaneous.................................................... 50
                  34.2     Transition Procedures............................................ 51
                  34.3     Waiver of Presentment, etc....................................... 52

ARTICLE XXXV................................................................................ 52
                  35.1     Memorandum of Lease.............................................. 52

ARTICLE XXXVI............................................................................... 52
                  36.1     Lessor's Option to Purchase Assets of Lessee..................... 52

ARTICLE XXXVII.............................................................................. 52
                  37.1     Compliance with Franchise Agreement and Management Agreement..... 52

ARTICLE XXXVIII............................................................................. 53
                  38.1     Arbitration...................................................... 53
                  38.2     Alternative Arbitration.......................................... 53
                  38.3     Arbitration Procedures........................................... 53

                                 LEASE AGREEMENT


      THIS LEASE AGREEMENT (hereinafter called "Lease"), is made and entered into as of the _______ day of _________________, 1998, by and between PMC Commercial Trust, a Texas real estate investment trust ("Lessor"), and Norfolk Hospitality Management Co., a Nebraska corporation ("Lessee").

                                   AGREEMENT:

      Lessor, for and in consideration of the payment of rent by Lessee to Lessor, the covenants and agreements to be performed by Lessee, and upon the terms and conditions hereinafter stated, does hereby rent and lease unto Lessee, and Lessee does hereby rent and lease from Lessor, the Leased Property.

                                    ARTICLE I

      1.1 Leased Property. The Leased Property is comprised of Lessor's interest in the following:

            (a) the land described in Exhibit A attached hereto and by reference incorporated herein (the "Land");

            (b) all buildings, structures and other improvements of every kind including, without limitation, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and offsite), parking areas and roadways appurtenant to such buildings and structures presently situated upon the Land (collectively, the "Leased
      Improvements");

            (c) all easements, rights and appurtenances relating to the Land and the Leased Improvements;

            (d) all equipment, machinery, fixtures and other items of property required for or incidental to the use of the Leased Improvements as a hotel, including all components thereof now and hereafter permanently affixed to or incorporated into the Leased Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, all of which to the greatest extent permitted by law are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereof (collectively, the "Fixtures");

            (e) all furniture and furnishings and all other items of personal property (excluding Inventory and the Lessee's Personal Property) located on, and used in connection with, the operation of the Leased Improvements as a hotel, together with all replacements, modifications, alterations and additions thereto; and

            (f) all existing leases of space within the Leased Property (including any security deposits or collateral held by Lessor pursuant thereto).

      1.2 Term. Unless earlier terminated in accordance with the provisions hereof, the term of the Lease (the "Term") shall commence on the effective date of the merger between Lessor and Supertel Hospitality, Inc. (the "Commencement Date") and shall end on the fifth anniversary of the last day of the month in which the Commencement Date occurs; provided, however, that the term hereof will be automatically extended from time to time hereafter as provided in Section 3.3 of the Master Lease Agreement.

      1.3 Extension Option. Provided that Lessee is not then in default under the terms of this Lease, Lessee shall have the option, in its sole discretion, to extend this Lease for one (1) successive term of two (2) years (the "Option Period") upon the same terms and conditions contained herein and in the Participating Leases, except for the payment of Base Rent which total amount shall increase (subject to adjustments from condemnation, casualty, sale, or otherwise provided herein and in the Participating Leases) from Fourteen Million Four Hundred Thousand Dollars ($14,400,000.00) to Fifteen Million Dollars ($15,000,000.00) for each of the two (2) years in the Option Period. Upon exercise of the option, the renewal term shall commence at midnight on the last day of the original five (5) year term of this Lease. Notice of the exercise of the option to extend shall be given in writing to Lessor not less than one (1) year prior to the end of the original five (5) year term of this Lease.

      1.4 Automatic Lease Term Extensions. After the original five (5) year term of this Lease and after the Option Period, if any, the term of this Lease shall be automatically extended for an additional two (2) year term, unless either Lessee or Lessor gives notice in writing to the other at least eleven (11) months prior to the end of the then current term that it elects not to allow the automatic extension of the term of this Lease, in which case this Lease shall terminate at the end of the then current term. In the event this Lease is extended for an additional two (2) year term, then this Lease shall be further automatically extended on a continuing basis beyond the then current term of this Lease by additional successive two (2) year periods unless either Lessee or Lessor gives written notice to the other at least one (1) year before the end of the then current term that it elects not to allow the automatic extension to occur beyond the then current term. It is the intent of the parties that each will have a minimum of one (1) year notice prior to the end of the term of this Lease. This shall not preclude the parties from renegotiating this Lease from time to time.

                                   ARTICLE II

      2.1 Definitions. For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this Article II have the meanings assigned to them in this Article II and include the plural as well as the singular, (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as are at the time applicable, (c) all references in this Lease to designated "Articles," "Sections" and other subdivisions are to the designated Articles,

Sections and other subdivisions of this Lease and (d) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision:

      Additional Charges: As defined in Section 3.3.

      Affiliate: As used in this Lease the term "Affiliate" of a person shall mean (a) any person that, directly or indirectly, controls or is controlled by or is under common control with such person, (b) any other person that owns, beneficially, directly or indirectly, 5% or more of the outstanding capital stock, shares or equity interests of such person, or (c) any officer, director, employee, partner or trustee of such person or any person controlling, controlled by or under common control with such person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of such person). The term "person" means and includes individuals, corporations, general and limited partnerships, limited liability companies, stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other entities and governments and agencies and political subdivisions thereof. For the purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests.

      Annual Budget: As used in this Lease, the term "Annual Budget" shall mean an operating and capital budget for the Hotel prepared by Lessee and delivered to Lessor in accordance with Section 3.5.

      Applicable Laws means any applicable federal, state, county or municipal law, statute, ordinance, rule, regulation, order or determination of any governmental authority or any board of fire underwriters (or other body exercising similar functions), or any restrictive covenant or deed restriction or zoning ordinance or classification affecting any of the Hotels, including without limitation, all applicable codes, flood disaster laws and health and Environmental Laws, rule and regulations.

      Architectural Barriers Legislation means the Americans With Disabilities Act of 1990, P.L. 101-336, as amended.

      Award: As defined in Section 15.1(a).

      Base Rate: The rate of interest published in The Wall Street Journal, Midwest Edition as the Prime Rate (or the lower of any two or more of such rates), as it changes. If no such rate is announced or becomes discontinued, then such other rate as Lessor and Lessee shall reasonably designate by mutual agreement.

      Base Rent: As defined in the Master Lease Agreement.

      Business Day: Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which national banks in the City of New York, New York, or in the municipality wherein the Leased Property is located are closed.

      CERCLA: The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

      Code: The Internal Revenue Code of 1986, as amended.

      Commencement Date: As defined in Section 1.2.

      Condemnation; Condemnor: Each as defined in Section 15.1.

      Date of Taking: As defined in Section 15.1(d).

      Encumbrance: As defined in Section 33.1.

      Environmental Authority: Any department, agency or other body or component of any Government that exercises any form of jurisdiction or authority under Environmental Law.

      Environmental Authorization: Any license, permit, order, approval, consent, notice, registration, filing or other form of permission or authorization required under any Environmental Law.

      Environmental Laws: All applicable federal, state, local and foreign laws and regulations relating to pollution of the environment (including without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including without limitation laws and regulations relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. Environmental Laws include but are not limited to CERCLA, FIFRA, RCRA, SARA and TSCA.

      Environmental Liabilities: Any and all obligations to pay the amount of any judgment or settlement, the cost of complying with any settlement, judgment or order for injunctive or other equitable relief, the cost of compliance or corrective action in response to any notice, demand or request from an Environmental Authority, the amount of any civil penalty or criminal fine, and any court costs and reasonable amounts for attorney's fees, fees for witnesses and experts, and costs of investigation and preparation for defense of any claim or any Proceeding that may hereafter be asserted against or imposed upon Lessor, Lessee, the Leased Property or any property used therein, and which, when applicable to Lessee, arise out of any act or omission of Lessee during the Lease Term which causes a failure of the Leased Property to comply with Environmental Laws; or claims for injury or damage to persons or property arising out of exposure to Hazardous Materials originating on the Leased Property, which, when applicable to Lessee, originated on the Leased Property during the Term.

      Event of Default: As defined in Section 16.1.

      Fair Market Rental Value: The fair market rental of the Leased Property means the rental which a willing tenant not compelled to rent would pay a willing landlord not compelled to lease for the use and occupancy of such Leased Property pursuant to the Participating Lease for the term in question, (a) assuming that Lessee is not in default thereunder and (b) determined in accordance with the appraisal procedures set forth in the Participating Lease or in such other manner as shall be mutually acceptable to Lessor and Lessee.

      Fair Market Value: The fair market value of the Leased Property means an amount equal to the price that a willing buyer not compelled to buy would pay a willing seller not compelled to sell for such Leased Property, (a) assuming the same is unencumbered by this Lease, (b) determined in accordance with the appraisal procedures set forth in Article XXXIII or in such other manner as shall be mutually acceptable to Lessor and Lessee, (c) assuming that such seller must pay customary closing costs and title premiums, and (d) taking into account the positive or negative effect on the value of the Leased Property attributable to the interest rate, amortization schedule, maturity date, prepayment penalty and other terms and conditions of any encumbrance that is assumed by the transferee. In addition, in determining the Fair Market Value with respect to damaged or destroyed Leased Property such value shall be determined as if such Leased Property had not been so damaged or destroyed.

      FF&E Reserve: The reserve account to refurbish, replace, and improve FF&E provided in Section 6.1 of the Master Lease Agreement and to repair, refurbish, replace, and improve the Leased Improvements and the Fixtures.

      FIFRA: The Federal Insecticide, Fungicide, and Rodenticide Act, as amended.

      Fixtures: As defined in Section 1.1.

      Food and Beverage Revenues: All revenues, receipts and income of any kind received by Lessee and derived directly from the sale of food, alcoholic and non-alcoholic beverages, merchandise, services and entertainment from or in a Restaurant or otherwise in the Hotel (other than any Restaurant Sublease Rent), whether on a cash basis or credit, paid or collected, determined in accordance with generally accepted accounting principles, excluding, however: (a) federal, state and municipal excise, sales and use taxes collected directly from patrons and guests or as a part of the sales price of any goods, services or displays, such as gross receipts, admissions, cabaret or similar or equivalent taxes and paid over to federal, state or municipal governments, (b) the amount of all credits, rebates or refunds to customers, guests or patrons, and all service charges, finance charges, interest and discounts attributable to charge accounts and credit cards, to the extent the same are paid to Lessee by its customers, guests or patrons, or to the extent the same are paid for by Lessee to, or charged to Lessee by, credit card companies, (c) gratuities or service charges actually paid to employees, (d) sales other than sales in the ordinary course of business, (e) the cost of meals to Lessee's employees, and the cost of charitable, promotional or other complimentary meals given by Lessee in the ordinary course of business and in accordance with its normal policies for giving such meals, as is customary for similar operations, (f) revenues derived from vending machines operated by Lessee for the convenience of its employees, (g) receipts for returns to shippers, manufacturers or suppliers, (h) proceeds of business interruption or other insurance, and (i) items constituting "allowances" under the Uniform System.

      Franchise Agreement: Any franchise agreement or license agreement with a franchisor (such as Super 8) under which the Hotel is operated.

      Furniture, Fixtures and Equipment: Furniture, fixtures, and equipment used or usable in the operation of the Hotel, including but not limited to room furniture, exercise fixtures and equipment, office equipment, restaurant and bar equipment, business center equipment, all operating systems (e.g. HVAC, electrical, plumbing, and Fixtures), beds, lamps, window and wall coverings and attachments of all kinds, carpets, painting, laundry equipment, water softeners, on site property management systems, material handling equipment, cleaning and engineering equipment, on-site computer hardware and software replacements and upgrades, on-site telephones and communication equipment, on-site computerized accounting systems and on-site vehicles.

      Government: The United States of America, any state, district or territory thereof, any foreign nation, any state, district, department, territory or other political division thereof, or any political subdivision of any of the foregoing.

      Gross Operating Expenses: All salaries and employee expense and payroll taxes (including salaries, wages, bonuses and other compensation of all employees of the Hotel, and benefits including life, medical and disability insurance and retirement benefits), expenditures described in Section 9.1, operational supplies, utilities, insurance to be provided by Lessee under the terms of this Lease, Government fees and assessments, food, beverages, laundry service expense, the cost of Inventories, license fees, advertising, marketing, reservation systems and any and all other operating expenses as are reasonably necessary for the proper and efficient operation of the Hotel incurred by Lessee in accordance with the provisions hereof (excluding, however, (a) federal, state and municipal excise, sales and use taxes collected directly from patrons and guests or as a part of the sales price of any goods, services or displays, such as gross receipts, admissions, cabaret or similar or equivalent taxes paid over to federal, state or municipal governments, (b) the costs of insurance to be provided under Article XIII, (c) expenditures by Lessor pursuant to Article XIV, and (d) payments on any Mortgage or other mortgage or security instrument on the Hotel); all determined in accordance with generally accepted accounting principles. No part of Lessee's central office or corporate overhead or general or administrative expense (as opposed to that of the Hotel) shall be deemed to be a part of Gross Operating Expenses, except as herein provided. Reasonable out-of-pocket expenses of Lessee incurred for the account of or in connection with the on-site Hotel operations, including, without limitation, postage, telephone charges and reasonable travel expenses of employees, officers and other representatives and consultants of Lessee and its Affiliates (but specifically excluding all salary and benefit expenses of such employees, officers and other representatives and consultants), shall be deemed to be a part of Gross Operating Expenses and such persons shall be afforded reasonable accommodations, food, beverages, laundry, valet and other such services by and at the Hotel without charge to such persons or Lessee.

      Gross Operating Profit shall mean, for any Lease Year, the excess of Gross Revenues for such Lease Year over Gross Operating Expenses for such Lease Year.

      Gross Revenues: All revenues, receipts and income of any kind received by Lessee and derived directly from the operation of the Hotel (including rentals or other payments from tenants, lessees, licensees or concessionaires but not including their gross receipts), including, without limitation, Room Revenues, Food and Beverage Revenues and Sundry Revenues, whether on a cash basis or credit, paid and collected, determined in accordance with generally accepted accounting principles, excluding, however: (a) funds furnished by Lessor or by Lessee, (b) federal, state and municipal excise, sales, use or other taxes collected directly from patrons and guests or as a part of the sales price of any goods, services or displays, such as gross receipts, admissions, cabaret or similar or equivalent taxes and paid over to federal, state or municipal governments, (c) the amount of all credits, rebates or refunds to customers, guests or patrons, and all service charges, finance charges, interest and discounts attributable to charge accounts and credit cards, to the extent the same are paid to Lessee by its customers, guests or patrons, or to the extent the same are paid for by Lessee to, or charged to Lessee by, credit card companies, (d) gratuities or service charges actually paid to employees, (e) proceeds of insurance and condemnation, (f) proceeds from sales other than sales in the ordinary course of business, (g) all loan proceeds from financing or refinancings of the Hotel or interests therein or components thereof, (h) judgments and awards, except any portion thereof arising from normal business operations of the Hotel, (i) items constituting "allowances" under the Uniform System, (j) all write-offs for failure of collection, except if any such written-off receivable is ultimately collected it shall be added back to Gross Revenues to the extent collected (less all costs, fees, and expenses of collection), and (k) all fees and amounts paid to or on behalf of Lessee or its Affiliate by Lessor.

      Hazardous Materials: All chemicals, pollutants, contaminants, wastes and toxic substances, including, without limitation:

            (a) Solid or hazardous waste, as defined in RCRA or any other Environmental Law;

            (b) Hazardous substances, as defined in CERCLA or any other Environmental law;

            (c) Toxic substances, as defined in TSCA or any other Environmental law;

            (d) Insecticides, fungicides or rodenticides, as defined in FIFRA or any other Environmental Law; and

            (e) Gasoline or any other petroleum product or byproduct, polychlorinated biphenyl, asbestos and urea formaldehyde.

      Holder: As defined in Section 29.3.

      Hotel: The hotel and/or other facility offering lodging or other services or amenities being operated or proposed to be operated on the Leased Property.

      Impositions: Collectively, all taxes (including, without limitation, all ad valorem, sales and use, single business, gross receipts, transaction privilege, rent or similar taxes as the same relate to or are imposed upon Lessee or its business conducted upon the Leased Property), assessments (including, without limitation, all assessments for public improvements or benefit, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term), ground rents, water, sewer or other rents and charges, excises, tax inspection, authorization and similar fees and all other Government charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property or the business conducted thereon by Lessee (including all interest and penalties thereon caused by any failure in payment by Lessee), which at any time prior to, during or with respect to the Term hereof may be assessed or imposed on or with respect to or be a lien upon (a) Lessor's interest in the Leased Property, (b) the Leased Property, or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on or in connection with the Leased Property, or the leasing or use of the Leased Property or any part thereof by Lessee. Nothing contained in this definition of Impositions shall be construed to require Lessee to pay
(i) any tax based on net income (whether denominated as a franchise or capital stock or other tax) imposed on Lessor or any other person, or (ii) any net revenue tax of Lessor or any other person, or (iii) any tax imposed with respect to the sale, exchange or other disposition by Lessor of any Leased Property or the proceeds thereof, or (iv) any single business, gross receipts (other than a tax on any rent received by Lessor from Lessee), transaction, privilege or similar taxes as the same relate to or are imposed upon Lessor, except to the extent that any tax, assessment, tax levy or charge that Lessee is obligated to pay pursuant to the first sentence of this definition and that is in effect at any time during the Term hereof is totally or partially repealed, and a tax, assessment, tax levy or charge set forth in clause (i) or (ii) is levied, assessed or imposed expressly in lieu thereof.

      Indemnified Party: Either a Lessee Indemnified Party or a Lessor Indemnified Party.

      Indemnifying Party: Any party obligated to indemnify an Indemnified Party pursuant to Section 8.3 or Article XXI.

      Insurance Requirements: All terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy.

      Inventory: All "Inventories of Merchandise" and "Inventories of Supplies" as defined in the Uniform System.

      Land: As defined in Section 1.1.

      Lease: This Lease.

      Leased Improvements; Leased Property: Each as defined in Section 1.1.

      Lease Year: The 12-month period beginning with the Commencement Date and ending on the day of the month immediately preceding the day of the month of the Commencement Date one (1) year from the Commencement Date and each 12-month period thereafter.

      Legal Requirements: All federal, state, county, municipal and other Government statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting either the Leased Property or the maintenance, construction, use or alteration thereof (whether by Lessee or otherwise), whether now in force or hereafter enacted and in force, including (a) all laws, rules or regulations pertaining to the environment, occupational health and safety and public health, safety or welfare, and (b) any laws, rules or regulations that may (i) require repairs, modifications or alterations in or to the Leased Property or (ii) in any way adversely affect the use and enjoyment thereof; and all permits, licenses and authorizations and regulations relating thereto and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Lessee (other than encumbrances created by Lessor without the consent of Lessee), at any time in force affecting the Leased Property.

      Lessee: The Lessee designated on this Lease and its permitted successors and assigns.

      Lessee Indemnified Party: Lessee, any Affiliate of Lessee, any other Person against whom any claim for indemnification may be asserted hereunder as a result of a direct or indirect ownership interest (including a stockholder's interest) in Lessee, the officers, directors, stockholders, employees, agents and representatives of Lessee and the respective heirs, personal representatives, successors and assigns of any such officer, director, stockholder, employee, agent or representative.

      Lessee's Personal Property: As defined in Section 6.5.

      Lessor: The Lessor designated on this Lease and its successors and assigns.

      Lessor Indemnified Party: Lessor, any Affiliate of Lessor, any other Person against whom any claim for indemnification may be asserted hereunder as a result of a direct or indirect ownership interest (including a stockholder's or partnership interest) in Lessor, the officers, directors, stockholders, employees, agents and representatives of the of Lessor and the respective heirs, personal representatives, successors and assigns of any such officer, director, stockholder, employee, agent or representative.

      Management Agreement: As defined in Section 22.3.

      Manager: The Lessee or any successor manager that is retained by Lessee to operate the Hotel pursuant to this Lease, any Management Agreement and the Franchise Agreement.

      Master Lease Agreement: That certain Master Lease Agreement, dated as of the date hereof, by and between Lessee and Lessor, relating to this Lease and the Other Leases.

      Notice: As defined in Article XXXI.

      Officer's Certificate: A certificate of Lessee reasonably acceptable to Lessor, signed by the chief financial officer or another officer authorized so to sign by the board of directors or by-laws of Lessee, or any other person whose power and authority to act has been authorized by delegation in writing by any such officer.

      Other Leases: The leases of the Other Properties.

      Other Properties: The properties described on Exhibit B hereto, excluding the property described on Exhibit A hereto, as the same may be amended from time to time pursuant to and which become subject to the terms of the Master Lease Agreement.

      Overdue Rate: On any date, a rate equal to the Base Rate plus 5% per annum, but in no event greater than the maximum rate then permitted under applicable law.

      Payment Date: Any due date for the payment of any installment of Base
Rent.

      Percentage Rent: As defined in the Master Lease Agreement.

      Person: Any Government, natural person, corporation, partnership or other legal entity.

      Personal Property Taxes: All personal property taxes imposed on the furniture, furnishings or other items of personal property located on, and used in connection with, the operation of the Leased Improvements as a hotel (other than Inventory and the Lessee's Personal Property), together with all replacement, modifications, alterations and additions thereto.

      Personalty: All FF&E, except for operating systems (e.g. HVAC, electrical, plumbing and Fixtures) and improvements or fixtures which cannot be removed from a Leased Property without material damage to such Leased Property.

      Personalty Reserve: Funds available for the purchase of Personalty, which funds shall be provided by, and under the control of, Lessee through the payment of $50,000 per month (which payment shall be due and payable on the same date as the Base Rent payments during the term of this Lease into an account to be established by Lessee.

      Primary Intended Use: As defined in Section 7.2(b).

      Proceeding: Any judicial action, suit or proceeding (whether civil or criminal), any administrative proceeding (whether formal or informal), any investigation by a Government authority or entity (including a grand jury), and any arbitration, mediation or other non-judicial process for dispute resolution.

      RCRA: The Resource Conservation and Recovery Act, as amended.

      Real Estate Taxes: All real estate taxes, including general and special assessments, if any, which are imposed upon the Land, and any improvements thereon.

      Release: A "Release" as defined in CERCLA or in any Environmental Law, unless such Release has been properly authorized and permitted in writing by all applicable Environmental Authorities or is allowed by such Environmental Law without authorizations or permits.

      Rent: Collectively, the Base Rent and Percentage Rent.

      Reserves: Collectively, the FF&E Reserve and the Personalty Reserve.

      Restaurant: Any restaurant or cocktail lounge, together with a kitchen for those facilities, which may be located in the Hotel at any time and from time to time.

      Restaurant Sublease Rent: The entire net amount of rentals (including base rent and percentage rent) and other amounts, if any, received by Lessee under any sublease (or similar agreement) of a Restaurant which may be entered into from time to time between Lessee and any unaffiliated third party, net of management fees, if any, payable to the Manager, if any, under any Management Agreement with respect to such rentals.

      Room Revenues: All revenues, receipts, and income of any kind received by Lessee and derived directly from or in connection with the rental of guest rooms or suites, whether to individuals, groups or transients, at the Hotel, whether on a cash basis or credit, paid and collected, determined in accordance with generally accepted accounting principles, excluding the following:

            (a) The amount of all credits, rebates or refunds to customers, guests or patrons, and all service charges, finance charges, interest and discounts attributable to charge accounts and credit cards, to the extent the same are paid to Lessee by its customers, guests or patrons, or to the extent the same are paid for by Lessee to, or charged to Lessee by, credit card companies;

            (b) All sales taxes or any other taxes imposed on the rental of such guest rooms or suites;

            (c) Gratuities or service charges actually paid to employees;

            (d) Proceeds of business interruption and other insurance; and

            (e) Food and Beverage Revenues or Sundry Revenues.

      SARA: The Superfund Amendments and Reauthorization Act of 1986, as amended.

      State: The State or Commonwealth of the United States in which the Leased Property is located.

      Subsidiaries: Persons in which Lessee owns more than 50% of the voting equity securities or control, as applicable (individually, a "Subsidiary").

      Sundry Revenues: All revenues, receipts, and income received by Lessee and derived from the Hotel's meeting rooms, telephones, TV and movie rentals, check room, washroom, laundry, valet, vending machines, and other similar sources not specified herein as Room Revenues.

      Taking: A taking or voluntary conveyance during the Term hereof of all or part of the Leased Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any Condemnation or other eminent domain Proceeding affecting the Leased Property whether or not the same shall have actually been commenced.

      Term: As defined in Section 1.2.

      TSCA: The Toxic Substances Control Act, as amended.

      Unavoidable Delays: Delays due to strikes, lock-outs, labor unrest, inability to procure materials, power failure, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or other causes beyond the control of the party responsible for performing an obligation hereunder, provided that lack of funds shall not be deemed a cause beyond the control of either party hereto unless such lack of funds is caused by the failure of the other party hereto to perform any obligations of such party under this Lease or any guaranty of this Lease.

      Uneconomic for its Primary Intended Use: A state or condition of the Hotel such that, in the good faith judgment of Lessee, reasonably exercised and evidenced by the resolution of the board of directors or other governing body of Lessee, the Hotel cannot be operated on a commercially practicable basis for its Primary Intended Use, taking into account, among other relevant factors, the number of usable rooms and projected revenues, such that Lessee intends to, and shall, complete the cessation of operations from the Leased Hotel.

      Uniform System: Shall mean the Uniform System of Accounts for Hotels (8th Revised Edition, 1986), as published by the Hotel Association of New York City, Inc., as same may hereafter be revised.

      Unsuitable for its Primary Intended Use: A state or condition of the Hotel such that, in the good faith judgment of Lessee, reasonably exercised and evidenced by the resolution of the board of directors or other governing body of Lessee, due to casualty damage or loss through Condemnation, the Hotel cannot function as an integrated hotel facility consistent with standards applicable to a well maintained and operated hotel.

                                  ARTICLE III

      3.1 Rent. Lessee will pay to Lessor in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, in immediately available funds, at Lessor's address set forth in Article XXXI hereof or at such other place or to such other Person as Lessor from time to time may designate in a Notice, all Base Rent and Percentage Rent, during the Term, as provided in this Lease and the Master Lease Agreement. If this Lease is no longer subject to the Master Lease Agreement, Rent shall be paid according to
Schedule 3.1, which will be attached hereto at that time.

      3.2 Confirmation of Percentage Rent. Lessee shall utilize, or cause to be utilized, the present accounting system or such other system reasonably agreeable to Lessor, and in accordance with generally accepted accounting principles, that will accurately record all data necessary to compute Percentage Rent. Lessee shall retain, for at least four years after the expiration of each Lease Year, reasonably adequate records conforming to such accounting system showing all data necessary to compute Percentage Rent for the applicable Lease Years. Lessor, at its expense (except as provided below), shall have the right from time to time, upon prior written notice to Lessee and Manager, if any, by Lessor's accountants or representatives to audit the information that formed the basis for the data set forth in any Officer's Certificate provided pursuant to the Master Lease Agreement and, in connection with such audits, to examine all Lessee's records (including supporting data and sales and excise tax returns) reasonably required to verify Percentage Rent, subject to any prohibitions or limitations on disclosure of any such data under Legal Requirements or as otherwise reasonably required by Lessee. If any such audit discloses a deficiency in the payment of Percentage Rent, and either Lessee agrees with the result of such audit or the matter is otherwise determined or compromised, Lessee shall forthwith pay to Lessor the amount of the deficiency, as finally agreed or determined, together with interest at the Overdue Rate from the date when said payment should have been made to the date of payment thereof. If Lessee has prepaid or overpaid any Percentage Rent, Lessor shall immediately pay to Lessee the amount by which Lessee prepaid or overpaid the Percentage Rent in the manner set forth in the Master Lease Agreement. If any such audit discloses that the Percentage Rent actually due from Lessee for any Lease Year exceeds that reported by Lessee by more than 3%, Lessee shall pay the cost of such audit and examination. Any proprietary information obtained by Lessor pursuant to the provisions of this Section 3.2 or otherwise by this Lease shall be treated as confidential, except that such information may be used, subject to appropriate confidentiality safeguards, in any litigation between the parties and except further that Lessor may disclose such information to prospective lenders. The obligations of Lessee and Lessor contained in this
Section 3.2 shall survive the expiration or earlier termination of this Lease.

         3.3 Additional Charges. In addition to the Base Rent and Percentage Rent, (a) Lessee also will pay and discharge as and when due and payable all other amounts, liabilities, obligations and Impositions that Lessee assumes or agrees to pay under this Lease, and (b) in the event of any failure on the part of Lessee to pay any of those items referred to in clause (a) of this Section 3.3, Lessee also will promptly pay and discharge every fine, penalty, interest and cost that may be added for non-payment or late payment of such items (the items referred to in clauses (a) and (b) of this Section 3.3 being referred to herein collectively as the "Additional Charges"). To the extent that Lessee pays any Additional Charges to Lessor pursuant to this Lease or the Master Lease Agreement rather than to the entity to which they would otherwise be due, Lessor shall timely pay same from monies received from Lessee and shall hold harmless Lessee from any claims, damages and expenses related thereto and all fines, penalties, interests, and costs for non-payment or late payment thereof.

         3.4 Net Lease Provision. The Rent shall be paid to Lessor without set off, deduction or counterclaim, subject only to the provisions of the Master Lease Agreement or of this Lease set forth in Sections 14.2, 14.3, 15.3, 15.5 and 15.6 and further subject to Lessee's right to assert any claim or mandatory counterclaim in any action brought under this Lease.

         3.5      Annual Budget.

                  (a) Not later than thirty (30) days prior to the commencement of each Calendar Year, Lessee shall submit the proposed Annual Budget to Lessor, provided that for that portion of the Term in 1998 and for calendar year 1999, a budget shall be submitted on or before November 30, 1998. Lessor shall not unreasonably withhold its consent to the Annual Budget submitted by Lessee. Lessor shall have twenty (20) days from the date of receipt of the Annual Budget to review and comment on the Annual Budget and Lessor and Lessee shall negotiate in good faith the terms of the Annual Budget. If Lessor fails to object or otherwise respond to the proposed Annual Budget within such 20-day period, Lessor shall be deemed to have accepted the Annual Budget as so proposed. The Annual Budget shall contain the following:

                           (i) Lessee's reasonable estimate of Gross Revenues
                  (including average room rates and Room Revenues), Gross Operating Expenses, and Gross Operating Profits for the forthcoming Lease Year on a monthly basis, as same may be revised or updated from time to time by Lessee.

                           (ii) An estimate of the amounts to be dedicated to
                  the capitalized repair, replacement or refurbishment of Furniture, Fixture and Equipment from the FF&E Reserve and from the Personalty Reserve, as applicable, and to the capitalized repair, refurbishment, replacement, and improvement of the Leased Improvements and the Fixtures.

                           (iii) An estimate of any amounts Lessor will be
                  required to provide for required or desirable capital improvements to the Hotel or any of its components in excess of the FF&E Reserve.

                           (iv) A cash flow projection.

                           (v)  A marketing plan.

                  (b) Not later than thirty (30) days following the end of any month during a Lease Year, Lessee shall submit to Lessor statements setting forth the actual (i) Gross Revenues, Gross Operating Expenses and Gross Profits, (ii) amounts for which reimbursement was sought or will be sought from the FF&E Reserve for such month and (iii) dollar amount of capital improvements made to the Hotel for such month and a comparison of such amounts to the estimates set forth in the Annual Budget.

         3.6 Books and Records. Lessee shall keep full and adequate books of account and other records reflecting the results of operation of the Hotel on an accrual basis, all in accordance with generally accepted accounting principles and the obligations of Lessee under this Lease Agreement. The books of account and all other records relating to or reflecting the operation of the Hotel shall be kept either at the Hotel or at Lessee's offices in Norfolk, Nebraska, and shall be available to Lessor and its representatives and its auditors or accountants, at all reasonable times, upon reasonable prior written notice to Lessee, for examination, audit, inspection and transcription. All of such books and records pertaining to the Hotel including, without limitation, books of account, guest records and front office records, at all times shall be the property of Lessee and shall be available to Lessor for its review and audit. Lessee shall be entitled to make a copy of all such books and records for its tax and accounting purposes, at all times and after the termination of this Lease.

                                   ARTICLE IV

         4.1 Payment of Impositions. Subject to Article XII (relating to permitted contests), Lessee will pay, or cause to be paid, all Impositions which are assessed with respect to the Term. Lessor shall pay all Impositions which are assessed for periods before and after the Term. Such payments to be made directly to the taxing or other authorities where feasible, and will promptly furnish to Lessor copies of official receipts or other satisfactory proof evidencing such payments. If any such Imposition may lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Lessee may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in equal, fully amortizing installments and in such event, shall pay such installments which become delinquent during the Term hereof (subject to Lessee's right of contest pursuant to the provisions of Article XII). Lessee shall not be required to pay any installment which comes due after the Term or before the Commencement Date. Lessor, at its expense, shall, to the extent required or permitted by applicable law, prepare and file all tax returns in respect of Lessor's net income, gross receipts, sales and use, single business, transaction privilege, rent, ad valorem, franchise taxes and taxes on its capital stock, and Lessee, at its expense, shall, to the extent required or permitted by applicable laws and regulations, prepare and file all other tax returns and reports in respect of any Imposition as may be required by Government authorities. If any refund shall be due from any taxing authority in respect of any Imposition paid by Lessee, the same shall be paid over to or retained by Lessee if no Event of Default shall have occurred hereunder and be continuing. If an Event of Default shall have occurred and be continuing, any such refund shall be paid over to or retained by Lessor for application on any amounts due Lessor by Lessee. Any such funds retained by Lessor due to an Event of Default shall be applied as provided in Article XVI. Any balance shall be paid to Lessee. Lessor and Lessee shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. Lessee shall file all Personal Property Tax returns in such jurisdictions where it is legally required so to file. Lessor, to the extent it possesses the same, and Lessee, to the extent it possesses the same, will provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property classified as personal property. Lessor may, upon Notice to Lessee, at Lessor's option and at Lessor's sole expense, protest, appeal or institute such other proceedings (in its or Lessee's name) as Lessor may deem appropriate to effect a reduction of real estate or personal property assessments for those Impositions to be paid by Lessor, and Lessee, at Lessor's expense as aforesaid, shall fully cooperate with Lessor in such protest, appeal, or other action. Lessor hereby agrees to indemnify, defend, and hold harmless Lessee from and against any claims, obligations, and liabilities against or incurred by Lessee in connection with such cooperation. Lessor, however, reserves the right to effect any such protest, appeal or other action and, upon Notice to Lessee, shall control any such activity, which shall then go forward at Lessor's sole expense. Upon such Notice, Lessee, at Lessor's expense, shall cooperate fully with such activities.

         4.2 Notice of Impositions. Lessor shall give prompt Notice to Lessee of all Impositions payable by Lessee hereunder of which Lessor at any time has knowledge, provided that Lessor's failure to give any such Notice shall in no way diminish Lessee's obligations hereunder to pay such Impositions, but such failure shall obviate any default hereunder for a reasonable time after Lessee receives Notice of any Imposition which it is obligated to pay during the first taxing period applicable thereto.

         4.3 Adjustment of Impositions. Impositions imposed in respect of the tax-fiscal period during which the Term terminates shall be adjusted and prorated between Lessor and Lessee, whether or not such Imposition is imposed before or after such termination, and Lessee's obligation to pay its prorated share thereof after termination shall survive such termination.

         4.4 Utility Charges. Lessee will be solely responsible for obtaining and maintaining utility services to the Leased Property and will pay or cause to be paid all charges for electricity, gas, oil, water, sewer and other utilities used in the Leased Property during the Term.

         4.5 Insurance Premiums. Lessee will pay or cause to be paid all premiums for the insurance coverages required to be maintained by it under
Article XIII.

                                    ARTICLE V

         5.1 No Termination, Abatement, etc. Except as otherwise specifically provided in this Lease, except for default by Lessor, and except for loss of the Franchise Agreement by reason of any action or inaction by Lessor, Lessee, to the extent permitted by law, shall remain bound by this Lease in accordance with its terms and shall neither take any action without the written consent of Lessor (which shall not be unreasonably withheld or delayed) to modify, surrender or terminate the same, nor seek nor be entitled to any abatement, deduction, deferment or reduction of the Rent, or setoff against the Rent, nor shall the obligations of Lessee be otherwise affected by reason of any claim which Lessee has or might have against Lessor by reason of any default or breach of any warranty by Lessor under this Lease or any other agreement between Lessor and Lessee, or to which Lessor and Lessee are parties. The Rent and all other sums payable by Lessee hereunder shall continue to be payable unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease or by termination of this Lease.



                                   ARTICLE VI

                    ADDITIONAL REPRESENTATIONS AND WARRANTIES
               AND COVENANTS RELATING TO HOTELS AND REAL PROPERTY

         6.1 Lessor Representations and Warranties. Lessor represents and warrants to Lessee, effective as of the Commencement Date, as set forth below:

                  (a) Title to Hotel. Except as set forth on Schedule 6.1(a) hereto, Lessor has good and indefeasible fee simple title to the Hotel, free and clear of all conditions, exceptions, or reservations.

                  (b) No Consents Required. No consent, waiver, approval, or authorization of, or filing, registration, or qualification with, or notice to, any Government authority or any other entity or person (including, without limitation, Lessor's trust managers) is required to be made, obtained, or given in connection with the execution, delivery, and performance of this Lease, except such consent, waiver, approval, authorization, filing, registration or qualification which has been made, obtained or given.

                  (c) Reserved.

                  (d) Operating Agreements. Except as set forth on Schedule 6.1(d) hereto, no portion of any Hotel is subject to the burdens or obligations of any Operating Agreement and all Operating Agreements are current and not in default other than defaults that will not, individually or in the aggregate, have a material adverse effect on Lessee.

                  (e) Tenant Leases. Except as may be specifically noted to the contrary on Schedule 6.1(e) hereto.

                           (i) Lessor is the sole owner of the Lessor's interest
                  in all of the leases of any portion of the Leased Premises ("Tenant Leases") and all Tenant Leases are in full force and effect without current default by either Lessor or the respective tenants;

                           (ii) none of the Tenant Leases that are material to
                  Lessor have been modified in a material way, except as reflected in amendments to which Lessee has had access;

                           (iii) all obligations of the Lessor under the Tenant
                  Leases with respect to the performance of work or the installation of equipment or materials required to have been performed at or prior to the Commencement Date have been fully observed and performed except for such failures that, individually or in the aggregate, will not have a material adverse effect on Lessee.

                           (iv) no tenant is or shall become entitled to any
                  material concession, rebate, allowance, or free rent for any period subsequent to the Commencement Date, without the prior written consent of Lessee, except as set forth in the Tenant Lease with respect to such tenant;

                           (v) no tenant has any purchase option or other
                  interest (other than its leasehold tenancy for a specified term) in the Land and/or the Leased Improvements; and

                           (vi) no tenant has given Lessor notice of its
                  intention to vacate its demised premises prior to the end of the term of its lease.

                  (f) No Condemnation. There is no pending condemnation or similar proceeding affecting any of the Land, the Leased Improvements, or the Hotel personal property or any portion thereof, and Lessor has received no written notice and has no knowledge that any such proceeding is contemplated.

                  (g) No Violations of Applicable Law. To the knowledge of Lessor, except as set forth on Schedule 6.1(g) hereto, the current location, ownership, operation, use, and occupancy of all of the Land and Leased Improvements thereon do not violate any Applicable Law, including, without limitation, all Environmental Laws and the Architectural Barriers Legislation. To the knowledge of Lessor, except as set forth on Schedule 6.1(g) hereto, there are no violations of any Applicable Law affecting any portion of any of the Land, the Leased Improvements or the Hotel personal property, and no written notice of any such violation has been issued by any Government authority.

                  (h) Changes in Applicable Laws. Lessor has no information or knowledge of any change contemplated in any of the Applicable Laws or any judicial or administrative action, or any action by adjacent landowners, or any fact or condition relating to the Hotel which is reasonably likely to materially adversely affect, prevent or limit the use of any of the Hotels as hotels of the size and nature currently being operated.

                  (i) No Administrative Action. To Lessor's knowledge, except as set forth on Schedule 6.1(i) hereto, the Hotel is not now, the subject of any administrative investigation, action or judicial proceeding in regard to sex, age, or racially discriminatory practices initiated by any Government authority, or any private citizen, and no such investigation, administrative action, or judicial proceeding is now pending, nor is the Hotel presently operating under any court order or administrative agreement in regard to alleged sex, age, or racially discriminatory practices.

                  (j) Zoning. To Lessor's knowledge, except as set forth on
         Schedule 6.1(j) hereto, there are no pending or threatened requests, applications or proceedings to alter or restrict the zoning or other use restrictions applicable to the Hotel; Lessor has not received any notice from any Government authority of zoning, building, fire, water, use, health, environmental or other violations of applicable law issued in respect of the Hotel that have not been heretofore corrected, and no such violations exist; all of the Leased improvements and the present uses thereof are permitted, conforming structures and Leased uses under all applicable zoning and building laws and ordinances.

                  (k) Parties in Possession. There are no adverse parties in possession of the Hotel or of any part hereof and no parties in possession thereof except the tenants under the Tenant Leases, except as otherwise expressly disclosed herein, and no party has been granted any license, lease, or other right relating to the use or possession of any of the Hotels except the tenants under the Leases, or except as otherwise expressly disclosed herein.

                  (l) No Other Contracts. There are no contracts or other obligations outstanding for the sale, exchange or transfer of the Hotel or any portion thereof or the business operated thereon.

                  (m) Utilities. All utilities required by applicable laws for the operation of all of the Leased improvements including, but not limited to, water, sewer, gas and electric, enter each parcel of land through adjoining public streets or if they pass through adjoining private land, do so in accordance with valid public or private easements which inure to the benefit of Lessor. All of said utilities are installed and operating and all installation and connection charges have been paid in full and no fact, condition, or proceeding exists which would result in the termination or impairment of the furnishing of or an increase in rates or services to the Hotels of the foregoing utility services.

                  (n) Access to Land. There are adequate means of ingress and egress for vehicular and pedestrian traffic to and from the land and each adjoining street, road or highway. All routes of ingress and egress to and from each parcel of land, to the extent they pass through adjoining land do so in accordance with valid public or private easements which inure to the benefit of Lessor. To Lessor's knowledge, the land and the Leased Improvements do not violate any restriction, condition or agreement contained in any easement, reciprocal easement, restrictive covenant, or similar instrument or agreement affecting such land or improvements or any part thereof.

                  (o) Maintenance and No Defects. To Lessor's knowledge, the roofs of the buildings comprising the Leased improvements are free of material leaks; the foundations and all mechanical systems including air-conditioning, plumbing, heating, sewage drainage and electrical have been maintained in all material respects in accordance with industry practices.

                  (p) Insurance. Lessor has not received, and has no other knowledge or information of, any written notice from any insurance company or board of fire underwriters requesting the performance of any material work or alteration with respect to any of the Hotels, or requiring an increase in the insurance rates applicable to any of the Hotels. To the knowledge of Lessor, the Hotel complies with the requirements of all insurance carriers providing insurance therefor.

                  (q) Property Not in Flood Area. Except as described in
         Schedule 6.1(q) hereto, no portion of any parcel of land is situated in an area designated by the Secretary of the United States Department of Housing and Urban Development (or by any other federal, state, municipal, or other governmental instrumentality) as having special flood or mudslide hazards.

                  (r) Compliance with Architectural Barriers Legislation. To Lessor's knowledge, except as set forth on Schedule 6.1(r) hereto, all of the improvements were built and continue to be in full compliance with all legal requirements relative to architectural, barriers or accommodations of disabled persons, including, without limitation, applicable Architectural Barriers Legislation.

                  (s) Environmental. To Lessor's knowledge, except as set forth on Schedule 6.1(s) hereto, there are no Environmental Conditions and there is no Environmental Noncompliance with respect to the Hotel. All material permits have been obtained, are valid and in good standing. To Lessor's knowledge, all operations on or at each Hotel are and have been conducted in material compliance with all applicable Environmental Laws. Lessor has not received any Notification from any governmental instrumentality seeking any information or alleging any violation of any applicable law or Environmental Law. Lessor has not caused or permitted the Hotel to be used to generate, manufacture, refine, transport, treat, recycle, store, handle, dispose of, transfer, produce, or process any Hazardous Materials or solid waste, except in small quantities utilized in connection with routine maintenance or repair of the Hotel, all of which have been and will be stored, used, handled, and disposed of in full compliance with all Environmental Laws other than such noncompliance that, individually or in the aggregate, will not have a material adverse effect on Lessee. Lessor has not caused or permitted, and has no knowledge of, any Release of any such Hazardous Materials on-site or off-site of any Hotel other than such releases that, individually or in the aggregate, will not have a material adverse effect on Lessee.

         6.2 Deliverables. Prior to the Commencement Date, Lessor will deliver to Lessee, or provide to Lessee, access to, true and correct copies of each of the following to the extent not otherwise in the possession of Lessee and to the extent provided to Lessor pursuant to the terms of the Agreement and Plan of Merger by and between Lessor and Supertel Hospitality, Inc. dated as of the date hereof.

                  (a) Leases. Each Lease covering or relating to the Hotel, together with any amendments thereto or other documents creating further obligations or agreements in connection therewith.

                  (b) Operating Statements. Operating statements covering the Hotel for the fiscal year ended December 31, 1997.

                  (c) Tax Statements. Copies of the most recent ad valorem and personal property tax statements with respect to the Hotel received.

                  (d) Plans and Specifications. A full set of "as-built" plans, specifications and architectural floor plans for all of the improvements to the extent available, and the name and address of the project architects, if known.

                  (e) Operating Agreements. A list of all operating agreements for the Hotel together with a copy of each operating agreement.

                  (f) List of Defects. A list of all defects or malfunctions affecting any part of the Hotel and of which Lessor has knowledge with respect to foundations, walls, roofs, heating, electrical, plumbing or air conditioning equipment or systems, and drainage or sewage equipment or systems other than such defects or malfunctions that, individually or in the aggregate, will not result in a material adverse effect in the operation of the Hotel.

                  (g) Insurance Policies. Copies of all of Lessor's fire, hazard liability and other insurance policies currently in force with respect to the Hotel.

                  (h) Commission Agreements. All leasing or other commission agreements with respect to the Hotel and a list of all unpaid commissions which identifies the payee, amount and date or event upon which such commission will become due and payable.

                  (i) Updates to the "Phase 1" environmental site assessment for the Hotel.

                  (j) Any available written architectural review of the Hotel (an "Architectural Review") prepared to determine the Hotel's compliance with Architectural Barriers Legislation by an architect certified as to such matters and reasonably acceptable to Lessee. Such Architectural Review shall contain an estimate of the cost, if any, to bring the Hotel into compliance with all Architectural Barriers Legislation.

         6.3 Property Reports. Lessor shall, as soon as possible but in no event later than the Commencement Date, cause to be furnished to Lessee:

                  (a) Copies of the current Title Policies held by Lessor as to the Hotel;

                  (b) Any Title Updates as to the Hotel where there is existing title insurance and, at Lessor's option, title reports or updates to legal opinions where there are legal opinions, in all cases dated as of a date following the date hereof. At such time as Lessor causes the Title Updates or such reports or opinions to be furnished to Lessee, Lessor shall further cause to be furnished to Lessee true, correct, and legible copies of all instruments referred to in each Title Update as conditions or exceptions to title to the Hotel, including liens, which have not previously been provided pursuant to Section 6.3(a), and a certificate stating that a search has been made of the state and county records wherein financing statements and security agreements are filed pursuant to the Uniform Commercial Code of the state in which the Hotel is located and that such search indicates all security interests or liens of any kind or nature, including, but not limited to, any equipment financing or leasing arrangements, that are claimed by any person against the Hotel, or any part thereof; and

                  (c) A copy of any available Survey of each parcel of Land and the Leased improvements located thereon, prepared by the Surveyor.

         6.4 Ownership of the Leased Property. Lessee acknowledges that the Leased Property is the property of Lessor and that Lessee has only the right to the possession and use of the Leased Property upon the terms and conditions of this Lease.

         6.5 Lessee's Personal Property. On Commencement Date, all Inventory will be transferred without consideration from Lessor to Lessee for use on the Leased Property and Lessee will acquire and maintain throughout the Term such Inventory as is required to operate the Leased Property in the manner contemplated by this Lease. Lessee may (and shall as provided below), at its expense, install, affix or assemble or place on any parcels of the Land or in any of the Lease Improvements, any items of personal property (including Inventory) owned by Lessee. Lessee, at the commencement of the Term, and from time to time thereafter, shall provide Lessor with an accurate list of all such items of Lessee's personal property (collectively, the "Lessee's Personal Property"). Lessee may, subject to the first sentence of this Section 6.5 and the conditions set forth below, remove any of Lessee's Personal Property set forth on such list at any time during the Term or upon the expiration or any prior termination of the Term. All of Lessee's Personal Property, other than Inventory, not removed by Lessee within thirty (30) days following the expiration or earlier termination of the Term shall be considered abandoned by Lessee and may be appropriated, sold, destroyed or otherwise disposed of by Lessor without first giving Notice thereof to Lessee, without any payment to Lessee and without any obligation to account therefor. Lessee will, at its expense, restore the Leased Property to the condition required by Section 9.1(c), including repair of all damage to the Leased Property caused by the removal of Lessee's Personal Property by Lessee. Upon Commencement Date, Lessee received all Inventory on hand at the Leased Premises; upon the expiration or earlier termination of the Term, Lessee shall leave all Inventory on hand at the Leased Property in amounts and condition similar to the amounts and condition of the Inventory on hand upon Commencement Date. Lessee may make such financing arrangements, title retention agreements, leases or other agreements with respect to Lessee's Personal Property as it sees fit provided that Lessee first advises Lessor of any such arrangement and such arrangement expressly provides that in the event of Lessee's default thereunder, Lessor (or its designee) may assume Lessee's obligations and rights under such arrangement.

                                   ARTICLE VII

         7.1      RESERVED.

         7.2      Use of the Leased Property.

                  (a) Lessor covenants that it will proceed with all due diligence and will exercise reasonable efforts to obtain and deliver, at Lessor's cost, to Lessee and thereafter Lessee will use its best efforts to maintain all approvals needed to use and operate the Leased Property and the Hotel under applicable local, state and federal law.

                  (b) Lessee shall use or cause to be used the Leased Property as a hotel facility, and for such other uses as may be necessary or incidental to such use or such other use as otherwise approved by Lessor (the "Primary Intended Use"), which approval shall not be unreasonably withheld. No use shall be made or permitted to be made of the Leased Property, and no acts shall be done, which will cause the cancellation or increase the premium of any insurance policy covering the Leased Property or any part thereof (unless another adequate policy satisfactory to Lessor is available and Lessee pays any premium increase), nor shall Lessee sell or permit to be kept, used or sold in or about the Leased Property any article which may be prohibited by law or fire underwriter's regulations. Lessee shall cause compliance with all of the requirements pertaining to the Leased Property of any insurance board, association, organization or company necessary for the maintenance of insurance, as herein provided, covering the Leased Property and Lessee's Personal Property. The cost of compliance will be as otherwise set forth in this Lease and the Master Lease Agreement.

                  (c) Subject to the terms of this Lease and the Master Lease Agreement, Lessee covenants and agrees that during the Term it will, unless prohibited by Applicable Law,

         (i) operate continuously the Leased Property as a hotel facility, (ii) comply with the operational provisions of the Franchise Agreement,
         (iii) not terminate or amend the Franchise Agreement without the consent of Lessor (which shall not be unreasonably withheld or delayed), (iv) use its best efforts to maintain appropriate certifications and licenses for such use, and (v) seek to maximize the Gross Revenues generated therefrom consistent with sound business practices.

                  (d) Lessee shall not commit or suffer to be committed any waste on the Leased Property, or in the Hotel, nor shall Lessee cause or permit any nuisance thereon.

                  (e) Lessee shall neither suffer nor permit the Leased Property or any portion thereof, or Lessee's Personal Property, to be used in such a manner as (i) might reasonably tend to impair Lessor's (or Lessee's, as the case may be) title thereto or to any portion thereof, or (ii) may reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Property or any portion thereof, except as necessary in the ordinary and prudent operation of the Hotel on the Leased Property.

         7.3 Lessor to Grant Easements, etc. Lessor will, from time to time, so long as no Event of Default has occurred and is continuing, at the request of Lessee (but subject to the approval of Lessor, which approval shall not be unreasonably withheld or delayed), (a) grant easements and other rights in the nature of easements with respect to the Leased Property to third parties,
(b) release existing easements or other rights in the nature of easements which are for the benefit of the Leased Property, (c) dedicate or transfer unimproved portions of the Leased Property for road, highway or other public purposes, (d) execute petitions to have the Leased Property annexed to any municipal corporation or utility district, (e) execute amendments to any covenants and restrictions affecting the Leased Property, and (f) execute and deliver to any person any instrument appropriate to confirm or effect such grants, releases, dedications, transfers, petitions and amendments (to the extent of its interests in the Leased Property), but only upon delivery to Lessor of an Officer's Certificate stating, in the opinion of such officer, that such grant, release, dedication, transfer, petition or amendment does not interfere with the proper conduct of the business of Lessee on the Leased Property and does not materially reduce the value of the Leased Property.

                                  ARTICLE VIII

         8.1 Compliance with Legal and Insurance Requirements, etc. Except as otherwise provided in this Lease or the Master Lease Agreement, Lessee will promptly pay from the Personalty Reserve or cause to be paid or reimbursed from FF&E Reserve, as applicable, amounts necessary to (a) comply with all applicable Legal Requirements and Insurance Requirements in respect of the use, operation, maintenance, repair and restoration of the Leased Property, and (b) prepare, maintain and comply with all appropriate licenses and other authorizations required for any use of the Leased Property and Lessee's Personal Property then being made, and for the proper erection, installation, operation and maintenance of the Leased Property or any part thereof. Reimbursement from FF&E Reserve shall be made within ten (10) days of the date invoices or receipts for the amount of reimbursement are delivered to Lessor.

         8.2      Legal Requirement Covenants. Subject to Section 8.3(b),
Lessee covenants and agrees that the Leased Property and Lessee's Personal Property shall not be used for any unlawful purpose, and that Lessee shall not permit or suffer to exist any unlawful use of the Leased Property by others. Lessee shall use its best efforts to acquire and maintain all appropriate licenses, certifications, permits and other authorizations and approvals need to operate the Leased Property in its customary manner for the Primary Intended Use, and any other lawful use conducted on the Leased Property as may be permitted from time to time hereunder. Lessee further covenants and agrees that Lessee's use of the Leased Property and maintenance, alteration and operation of the same, and all parts thereof, shall conform to all Legal Requirements, unless the same are finally determined by a court of competent jurisdiction to be unlawful (and Lessee shall require all sub-tenants, invitees or others within its control so to comply with all Legal Requirements). Lessee may, however, upon prior Notice to Lessor, contest the legality or applicability of any such Legal Requirement or any licensure or certification decision if Lessee maintains such action in good faith, with due diligence, without prejudice to Lessor's rights hereunder, and at Lessee's sole expense. If by the terms of any such Legal Requirement compliance therewith pending the prosecution of any such proceeding may legally be delayed without the incurrence of any charge or liability of any kind, or the filing of any lien, against the Hotel or Lessee's leasehold interest therein and without subjecting Lessee or Lessor to any liability, civil or criminal, for failure so to comply therewith, Lessee may delay compliance therewith until the final determination of such proceeding. If any lien, charge or civil or criminal liability would be incurred by reason of any such delay, Lessee, on the prior written consent of Lessor, which consent shall not be unreasonably withheld or delayed, may nonetheless contest as aforesaid and delay as aforesaid provided that such delay would not subject Lessor to criminal liability and Lessee both (a) furnishes to Lessor security reasonably satisfactory to Lessor against any loss or injury by reason of such contest or delay and (b) prosecutes the contest with due diligence and in good faith.

         8.3 Environmental Covenants. Lessor and Lessee (in addition to, and not in definition of, Lessee's covenants and undertakings in Sections 8.1 and 8.2 hereof) covenant and agree as follows:

                  (a) At all times during the Term and until such time as Lessee vacates the Leased Property and surrenders possession of the same to Lessor, Lessee shall comply in all material respects with all Environmental Laws applicable to the Leased Property and the operations thereon during such time. Lessee agrees to give Lessor and Lessor agrees to give Lessee prompt Notice of each of the following of which it has actual knowledge, to-wit: (A) all Environmental Liabilities, (B) all pending, threatened or anticipated Proceedings, and all notices, demands, requests or investigations, relating to any Environmental Liability or relating to the issuance, revocation or change in any Environmental Authorization required for operation of the Leased Property; and (C) all Releases at, on, in, under or in any way affecting the Leased Property.

                  (b) Lessor hereby agrees to defend, indemnify and save harmless any and all Lessee Indemnified Parties from and against any and all Environmental Liabilities other than Environmental Liabilities which were caused by the acts or grossly negligent failures to act of Lessee.

                  (c) Lessee hereby agrees to defend, indemnify and save harmless any and all Lessor Indemnified Parties from and against any and all Environmental Liabilities which were caused by the acts or grossly negligence failures to act of Lessee.

                  (d) If any Proceeding is brought against any Indemnified Party in respect of an Environmental Liability with respect to which such Indemnified Party may claim indemnification under either Section 8.3(b) or (c), the Indemnifying Party, upon request, shall at its sole expense resist and defend such Proceeding, or cause the same to be resisted and defended by counsel designated by the Indemnified Party and approved by the Indemnifying Party, which approval shall not be unreasonably withheld or delayed; provided, however, that such approval shall not be required in the case of defense by counsel designated by any insurance company undertaking such defense pursuant to any applicable policy of insurance. Each Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel will be at the sole expense of such Indemnified Party unless such counsel has been approved by the Indemnifying Party, which approval shall not be unreasonably withheld or delayed. The Indemnifying Party shall not be liable for any settlement of any such Proceeding made without its consent, which shall not be unreasonably withheld or delayed, but if settled with the consent of the Indemnifying Party, or if settled without its consent (if its consent shall be unreasonably withheld or delayed), or if there be a final, nonappealable judgment for an adversary party in any such Proceeding, the Indemnifying Party shall indemnify and hold harmless the Indemnified Parties from and against any liabilities incurred by such Indemnified Parties by reason of such settlement or judgement.

                  (e) At any time any Indemnified Party has reason to believe circumstances exist which could reasonably result in an Environmental Liability, upon reasonable prior Notice to Lessee stating such Indemnified Party's basis for such belief, an Indemnified Party shall be given immediate access to the Leased Property (including, without limitation, the right to enter upon, investigate, drill wells, take soil borings, excavate, monitor, test, cap and use available land for the testing of remedial technologies), Lessee's employees and all relevant documents and records regarding the matter as to which a responsibility, liability or obligation is asserted or which is the subject of any Proceeding; provided that such access may be conditioned or restricted as may be reasonably necessary to ensure compliance with law and the safety of personnel and facilities or to protect confidential or privileged information. All Indemnified Parties requesting such immediate access and cooperation shall endeavor to coordinate such efforts to result in as minimal interruption of the operation of the Leased Property as practicable.

                  (f) The indemnification rights and obligations provided for in this Article VIII shall be in addition to any indemnification rights and obligations provided for elsewhere in this Lease.

                  (g) The indemnification rights and obligations provided for in this Article VIII shall survive the termination of this Lease.

                  For purposes of this Section 8.3, all amounts for which any Indemnified Party seeks indemnification shall be computed net of (i) any actual income tax benefit resulting therefrom to such Indemnified Party, (ii) any insurance proceeds received (net of tax effects) with respect thereto, and (iii) any amounts recovered (net of tax effects) from any third parties based on claims the Indemnified Party has against such third parties which reduce the damages that would otherwise be sustained; provided that in all cases, the timing of the receipt or realization of insurance proceeds or income tax benefits or recoveries from third parties shall be taken into account in determining the amount of reduction of damages. Each Indemnified Party agrees to use its reasonable efforts to pursue, or assign to Lessee or Lessor, as the case may be, any claims or rights it may have against any third party which would materially reduce the amount of damages otherwise incurred by such Indemnified Party.

                  Notwithstanding anything to the contrary contained in this Lease, if Lessor shall become entitled to the possession of the Leased Property by virtue of the termination of the Lease or repossession of the Leased Property, then Lessor may assign its indemnification rights under Section 8.3 of this Lease (but not any other rights hereunder) to any Person to whom Lessor subsequently transfers the Leased Property, subject to the following conditions and limitations, each of which shall be deemed to be incorporated into the terms of such assignment, whether or not specifically referred to therein:

                           (A) The indemnification rights referred to in this
                  Section 8.3 may be assigned only if a known Environmental Liability then exists or if a Proceeding is then pending or, to the knowledge of Lessee or Lessor, then threatened with respect to the Leased Property;

                           (B) Such indemnification rights shall be limited to
                  Environmental Liabilities relating to or specifically affecting the Leased Property during the Term; and

                           (C) Any assignment of such indemnification rights
                  shall be limited to the immediate transferee of Lessor, and shall not extend to any such transferee's successors or assigns.

                                   ARTICLE IX

         9.1      Maintenance, Repair and Improvements.

                  (a) Lessee will cause the Leased Property to be in good order and repair, except for ordinary wear and tear (whether or not the need for such repairs occurred as a result of Lessee's use, any prior use, the elements or the age of the Leased Property, or any portion thereof), and, in accord with the terms of the Master Lease Agreement and except as otherwise provided in Section 9.1(b), Article XIV or
         Article XV with reasonable promptness, will arrange for all necessary and appropriate repairs, replacements and improvements thereto of every kind and nature, whether interior or exterior, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the commencement of the Term of this Lease (concealed or otherwise), or required by any law, ordinance or rule or regulation established by any Government agency having jurisdiction over the Leased Property. All repairs shall, to the extent reasonably achievable, be at least equivalent in quality to the original work. Lessee will not take or omit to take any action, the taking or omission of which might materially impair the value or the usefulness of the Leased Property or any part thereof for its Primary Intended Use. The FF&E Reserve established under the Master Lease Agreement shall be used for all replacement, refurbishment, enhancement, and improvements of the Furniture, Fixtures, and Equipment and for the capitalized repair, refurbishment, replacement, and improvement of the Fixtures and of the Leased Improvements. Lessor shall reimburse Lessee from the FF&E Reserve for all such expenditures within ten (10) days of the date of receipt by Lessor from Lessee of an invoice or receipt evidencing the same as provided in the Master Lease Agreement. Lessee shall bear the cost of repair of the Furniture, Fixtures and Equipment to the extent the costs and expenses associated therewith are not capitalized repairs.

                  (b) Notwithstanding Lessee's obligations under Section 9.1(a), except to the extent of damage caused by Lessee's negligence or willful misconduct or that of its employees or agents, Lessor shall be required to bear the cost of maintaining any underground utilities and the structural elements of the Leased Improvements, including exterior walls and the roof of the Hotel. Lessor shall have the right to give, record and post, as appropriate, notices of nonresponsibility under any mechanic's lien laws now or hereafter existing.

                  (c) Nothing contained in this Lease and no action or inaction by Lessor shall be construed as (i) constituting the request of Lessor, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof, or (ii) giving Lessee any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Lessor in respect thereof or to make any agreement that may create, or in any way be the basis for any right, title, interest, lien, claim or other encumbrance upon the estate of Lessor in the Leased Property, or any portion thereof.

                  (d) Lessee will, upon the expiration or prior termination of the Term, vacate and surrender the Leased Property to Lessor in the condition in which the Leased Property was originally received from Lessor, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease or the Master Lease Agreement and except for ordinary wear and tear (subject to the obligation of Lessee to maintain the Leased Property in good order and repair during the entire Term), or damage by casualty or condemnation.

         9.2 Encroachments, Restrictions, etc. If any of the Leased Improvements, at any time hereafter, materially encroach upon any property, street or right-of-way adjacent to the Leased Property, or violate the agreements or conditions contained in any lawful restrictive covenant or other agreement affecting the Leased Property, or any part thereof, or impair the rights of others under any easement or right-of-way to which the Leased Property is subject, then promptly upon the request of Lessor or at the behest of any person affected by any such encroachment, violation or impairment, Lessee shall notify Lessor and Lessor shall, at Lessor's expense, either (a) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Lessor or Lessee or (b) make such changes in the Leased Improvements, and take such other actions, as Lessor in the good faith exercise of its judgment deems reasonably practicable to remove such encroachment, and to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Leased Improvements for the Primary Intended Use substantially in the manner and to the extent the Leased Improvements were operated prior to the assertion of such violation, impairment or encroachment. Any such alteration shall be made in conformity with the applicable requirements of Article X.

         9.3 Reimbursements. Lessor shall reimburse the Lessee for all costs, fees and expenses incurred under Section 9.1 for which Lessor or the FF& E Reserve are responsible within ten (10) days of the receipt from Lessee of written notice of the amount due, as provided in the Master Lease Agreement, failing which the amount due shall bear interest at the Overdue Rate. Lessee shall have the remedy provided in the Master Lease Agreement.

                                    ARTICLE X

         10.1 Alterations. After receiving written approval of Lessor, which approval shall not be unreasonably withheld or delayed, Lessee shall have the right to make such additions, modifications or improvements to the Leased Property from time to time as Lessee deems desirable for its permitted uses and purposes, provided that such action will not significantly alter the character or purposes or significantly detract from the value or operating efficiency thereof and will not significantly impair the revenue-producing capability of the Leased Property or adversely affect the ability of Lessee to comply with the provisions of this Lease. The cost of such additions, modifications or improvements to the Leased Property shall be reimbursed to Lessee from the FF&E Reserve within ten (10) days, and all such additions, modifications and improvements shall be included under the terms of this Lease and upon expiration or earlier termination of this Lease shall pass to and become the property of Lessor. To the extent such alteration is required in order for the Leased Premises to remain in compliance with the Franchise Agreement, the cost of such alteration shall be paid out of the FF&E Reserve to the extent available, and otherwise shall be paid by Lessor.

         10.2 Salvage. Subject to the rights of any third parties, (e.g. insurance companies), all materials which are scrapped or removed in connection with the making of repairs required by Article IX or X shall be or become the property of Lessee unless, within ten (10) days of receipt of Notice with respect to the existence of such salvaged items, Lessor notifies Lessee prior to removal that Lessor wants the items removed or scrapped in which case Lessor shall arrange for their timely retrieval from the Premises.

         10.3 Lessor Alterations. Lessor shall have the right, upon prior written notice to Lessee, to make or cause to be made alterations to the Leased Property required in connection with (a) Legal Requirements, (b) maintenance of the Franchise Agreement, and (c) the performance by Lessor of its obligations under this Lease. Lessor shall further have the right, but not the obligation, to make such other additions to the Leased Property as it may reasonably deem appropriate during the term of the Lease, subject to Lessee's approval which shall not be unreasonably withheld. All such work unless necessitated by Lessee's acts or omissions (in which event work shall be paid for by Lessee) shall be performed at Lessor's expense and shall be done after reasonable notice to and coordination with Lessee, so as to minimize any disruptions or interference with the operation of the Facility. If Lessee withholds its consent to any additions or other work which Lessor has the right, but not the obligation, to make pursuant to the foregoing provisions of this Section 10.3, the matter shall be referred to arbitration pursuant to the provisions of
Section 38.1.

         10.4 Joint Use Agreements. If Lessee constructs additional improvements that are connected to the Leased Property or share maintenance facilities, HVAC, electrical, plumbing or other systems, utilities, parking or other amenities, the parties shall enter into a mutually agreeable cross-easement or joint use agreement, the form of which has been approved in advance by Lessor, to make available necessary services and facilities in connection with such additional improvements, to protect each of their respective interests in the properties affected, and to provide for separate ownership, use, and/or financing of such improvements.

         10.5 Construction Affiliates. Lessor authorizes Lessee or an affiliate of Lessee to perform repair, renovation, maintenance, improvement, and construction work on the Leased Property. Lessor authorizes separate payment of a construction profit to Lessee, or an affiliate of Lessee, in the amount equal to seven and one-half percent (7.5%) of all costs of the work, including, but not limited to, in-house costs directly related to the construction project, for the construction of a new hotel, for any additions or improvements to the hotel, or for the repair, maintenance or renovation of any of the Leased Property that Lessee's construction division or Lessee's construction affiliate oversees or manages. The parties may, by mutual agreement, agree to a different construction management fee.

                                   ARTICLE XI

         11.1 Liens. Subject to the provisions of Article XII relating to permitted contests, Lessee will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the Leased Property or any attachment, levy, claim or encumbrance in respect of the Rent, not including, however, (a) this Lease, (b) the matters included as exceptions in the title policy insuring Lessor's interest in the Leased Property, (c) restrictions, liens and other encumbrances which are consented to in writing by Lessor or any easements granted pursuant to the provisions of Section 7.3 of this Lease, (d) liens for those taxes upon Lessor or the Leased Property which Lessee is not required to pay hereunder, (e) subleases permitted by Article XXII hereof, (f) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (i) the same are not yet payable or are payable without the addition of any fine or penalty or (ii) such liens are in the process of being contested as permitted by Article XII, (g) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due provided that (i) the payment of such sums shall not be postponed under any related contract for more than 60 days after the completion of the action giving rise to such lien and such reserve or other appropriate provisions as shall be required by law or generally accepted accounting principles shall have been made therefor or (ii) any such liens are in the process of being contested as permitted by Article XII hereof, and (h) any liens which arise from items the costs for which are the responsibility of Lessor pursuant to this Lease.

                                   ARTICLE XII

         12.1 Permitted Contests. Lessee shall have the right to contest the amount or validity of any Imposition to be paid by Lessee or any Legal Requirement or Insurance Requirement or any lien, attachment, levy, encumbrance, charge or claim ("Claims") not otherwise permitted by Article XI, by appropriate legal proceedings in good faith and with due diligence (but this shall not be deemed or construed in any way to relieve, modify or extend Lessee's covenants to pay or its covenants to cause to be paid any such charges at the time and in the manner as in this Article XII provided), on condition, however, that such legal proceedings shall not operate to relieve Lessee from its obligations hereunder and shall not cause the sale or risk the loss of any portion of the Leased Property, or any part thereof, or cause Lessor or Lessee to be in default under any mortgage, deed of trust, security deed or other agreement encumbering the Leased Property or any interest therein. Upon the request of Lessor, Lessee shall either (a) provide a bond or other assurance reasonably satisfactory to Lessor that all Claims which may be assessed against the Leased Property together with interest and penalties, if any, thereon will be paid, or (b) deposit within the time otherwise required for payment with a bank or trust company as trustee upon terms reasonably satisfactory to Lessor, as security for the payment of such claims, money in an amount sufficient to pay the same, together with interest and penalties in connection therewith, as to all

Claims which may be assessed against or become a Claim on the Leased Property, or any part thereof, in said legal proceedings. Lessee shall furnish Lessor and any lender of Lessor with reasonable evidence of such deposit within five days of the same. Lessor agrees to join in any such proceedings if the same be required legally to prosecute such contest of the validity of such Claims; provided, however, that Lessor shall not thereby be subjected to any liability for the payment of any costs or expenses in connection with any proceedings brought by Lessee; and Lessee covenants to indemnify and save harmless Lessor from any such costs or expenses. Lessee shall be entitled to any refund of any Claims and such charges and penalties or interest thereon which have been paid by Lessee or paid by Lessor and for which Lessor has been fully reimbursed. In the event that Lessee fails to pay any Claims when due or to provide the security therefor as provided in this Article XII and diligently to prosecute any contest of the same, Lessor may, upon ten days advance Notice to Lessee, pay such charges together with any interest and penalties and the same shall be repayable by Lessee as Additional Charges at the next Payment Date provided for in this Lease; provided, however, that should the giving of such Notice risk loss to the Leased Property or cause damage to Lessor, then Lessor shall give such Notice as is practical under the circumstances. Lessor reserves the right to contest any of the Claims at its expense not pursued by Lessee. Lessor and Lessee agree to cooperate in coordinating the contest of any Claims.

                                  ARTICLE XIII

         13.1 General Insurance Requirements. During the Term of this Lease, Lessee shall at all times keep the Leased Property insured in conjunction with all Other Properties with the kinds and amounts of insurance described below, or such other insurance coverage(s) as may be required by the Franchise Agreement. This insurance shall be written by companies authorized to issue insurance in the State. Each policy required to be carried by Lessee shall also provide, subject to proper notice, that any loss otherwise payable thereunder shall be payable notwithstanding (i) the occupation or use of any of the Leased Property for purposes more hazardous than permitted by the provisions of such policy;
(ii) any foreclosure or other action or proceeding taken by any mortgagee of Landlord pursuant to any provision of the mortgage held by such mortgagee upon the happening of an event of default therein, or (iii) any change in title or ownership of any of the Leased Property. The applicable policies must name Lessor as additional insured and loss payee as their interest may appear. Lessee shall be the named insured on all applicable policies. Losses shall be payable to Lessor or Lessee as provided in this Lease. Evidence of insurance shall be deposited with Lessor. The policies on the Leased Property, including the Leased Improvements, Furniture, Fixtures and Equipment, and Personal Property, shall include the following:

                  (a) Building insurance on the "Special Form" (formerly "All Risk" form) (including earthquake and flood in reasonable amounts as determined by Lessor) in an amount not less than the then full replacement cost (as defined in Section 13.2), if rebuilt, thereof or such other amount which is acceptable to Lessor and Lessee, and personal property insurance (on other than Lessee's Personal Property) on the "Special Form" in the amount of the full replacement cost thereof;

                  (b) Insurance for loss or damage (direct and indirect) from steam boilers, pressure vessels or similar apparatus, air conditioning systems, piping and machinery and sprinklers;

                  (c) Commercial General Liability insurance, with amounts not less than $1,000,000 each occurrence and $2,000,000 in the aggregate inclusive of the following: bodily injury, death, property damage, personal and advertising injury, fire legal liability and Products and Completed Operations; $1,000,000 per occurrence and aggregate for liquor law or "dram shop" liability, if liquor or alcoholic beverages are served or sold on the Leased Property;

                  (d) Fidelity bonds or blanket crime policies with limits and deductibles as may be reasonably determined by Lessor, covering Lessee's employees in job classifications normally bonded under prudent hotel management practices in the United States or otherwise required by law;

                  (e) Vehicle liability insurance for owned, non-owned, and hired vehicles, in the amount of $1,000,000 per accident;

                  (f) Guest's property insurance covering personal property of others while on the Leased Property for which Lessor or Lessee is legally responsible with a limit of not less than $5,000 in any one occurrence or $25,000 annual aggregate;

                  (g) Excess liability insurance limits with amounts not less than $10,000,000 and scheduling both general liability and vehicle liability as underlying policies.

         13.2 Replacement Cost. The term "full replacement cost" as used herein shall mean the actual replacement cost of the Leased Property requiring replacement, which is based on an agreed value, if replaced, including an increased cost of construction endorsement, if available, and the cost of debris removal. Lessee agrees to carry a limit of insurance equal to or greater than the replacement cost. In the event either party believes that full replacement cost (the then-replacement cost less such exclusions) has increased or decreased at any time during the Lease Term, it shall have the right to have such full replacement cost re-determined.

         13.3 Worker's Compensation. Lessee, at its sole cost, shall at all times maintain adequate worker's compensation insurance coverage for all persons, if any, employed by Lessee on the Leased Property. Such worker's compensation insurance shall be in accordance with the requirements of applicable local, state and federal law.

         13.4 Waiver of Subrogation. All insurance policies carried by Lessee and by Lessor, if any, covering the Lease, the Leased Property, the Furniture, Fixtures and Equipment, the Hotel or Lessee's Personal Property, including, without limitation, contents, fire and casualty insurance, shall, if allowed by the relevant insurance companies, expressly waive any right of subrogation on the part of the insurer against Lessor or Lessee, as the case may be. The parties hereto agree that their policies will include such waiver clause or endorsement so long as the same are obtainable with reasonable additional cost, and in the event of such an extra charge the other party, at its election, may pay the same, but shall not be obligated to do so.

         13.5 Form Satisfactory, etc. All of the policies of insurance referred to in this Article XIII to be maintained by Lessee shall be written in a form with deductibles and by insurance companies satisfactory to Lessor. Lessee shall pay all of the premiums therefor, and deliver certificates of insurance to Lessor fifteen (15) days prior to the anniversary or effective date, and in the event of the failure of Lessee either to effect such insurance as herein called for or to pay the premiums therefor, or to deliver such policies or certificates thereof to Lessor at the times required, Lessor shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, and Lessee shall reimburse Lessor for any premium or premiums paid by Lessor for the coverages required of Lessee under this Article XIII upon written demand therefor, and Lessee's failure to repay the same within 30 days after the Notice of such failure from Lessor shall constitute an Event of Default within the meaning of Section 16.1. Each insurer mentioned in this
Article XIII shall agree, by endorsement to the policy or policies issued by it, or by independent instrument furnished to Lessor, that it will give to Lessor 30 days' written notice before the policy or policies in question shall be materially altered, allowed to expire or canceled. A copy of insurance policies will be provided by Lessee to Lessor within a reasonable amount of time.

         13.6 Increase in Limits. If Lessor at any time deems the limits of the personal injury or property damage under the comprehensive public liability insurance then carried to be either excessive or insufficient, Lessee shall endeavor in good faith to agree on the proper and reasonable limits for such insurance to be carried and such insurance shall thereafter be carried with the limits thus agreed on until further change pursuant to the provisions of this Article XIII.

         13.7 Blanket Policy. Notwithstanding anything to the contrary contained in this Article XIII, Lessee may bring the insurance provided for herein within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Lessee; provided, however, that the coverage afforded to Lessor will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Lease by reason of the use of such blanket policy of insurance, and provided further that the requirements of this Article XIII are otherwise satisfied.

         13.8 Reports On Insurance Claims. Lessee shall promptly investigate and make a complete and timely written report to the appropriate insurance company as to all accidents, claims for damage relating to the ownership, operation and maintenance of the Hotel, any damage or destruction to the Hotel and the estimated cost of repair thereof and shall prepare any and all reports required by any insurance company in connection therewith. Lessee shall provide Lessor notice of any such accident, claim, damage, or destruction promptly after the occurrence thereof and at least on a quarterly basis. All such reports shall be timely filed with the insurance company as required under the terms of the insurance policy involved, and a final copy of such report shall be furnished to Lessor. Lessee shall be authorized to adjust, settle or compromise any insurance loss, or to execute proofs of such loss, in the per occurrence amount of $25,000.

                                   ARTICLE XIV

         14.1 nsurance Proceeds. All proceeds payable by reason of any loss or damage to the Leased Property, or any portion thereof, and insured under any policy of insurance required by Article XIII of this Lease shall be paid to Lessor or to any other person designated by Lessor, provided such person agrees to apply such proceeds in accordance with the terms of this Lease, and held in trust by Lessor, or such other person in an interest-bearing account, shall be made available, if applicable, for the purpose of reconstruction, replacement, or repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof, and, if applicable, shall be paid out to Lessee by Lessor from time to time for the reasonable costs of such reconstruction, replacement, or repair upon satisfaction of reasonable terms and conditions specified by Lessor. Lessor, or its designee, shall reimburse Lessee the costs of reconstruction, replacement, and repair incurred by Lessee, together with any construction allowed to Lessee or its Affiliate by Section
10.5 within ten (10) days of the date of receipt by Lessor of invoices or receipts for the work performed and goods and services provided. Any excess proceeds of insurance (and accrued interest) remaining after the completion of the restoration or reconstruction of the Leased Property, as hereinafter set forth, shall be paid to Lessor. If neither Lessor nor Lessee is required or elects to repair and restore, and the Lease is terminated as described in
Section 14.2, all such insurance proceeds shall be retained by Lessor. All salvage resulting from any risk covered by insurance shall be handled in the manner provided in Section 10.2.

         14.2 Reconstruction in the Event of Damage or Destruction Covered by Insurance.

                  (a) If during the Term the Leased Property is totally or partially destroyed by a risk covered by the insurance described in
         Article XIII and the Hotel thereby is rendered Unsuitable for its Primary Intended Use, Lessor, at its sole option shall either (i) restore the Hotel within a nine (9) month period from date of damage to substantially the same quality and condition as existed immediately prior to the damage and so that it is no longer Unsuitable for its Primary Intended Use and such destruction shall not terminate this Lease and all obligations of Lessee hereunder shall remain unabated during such restoration period or (ii) terminate this Lease as of the date of the casualty and neither Lessor nor Lessee shall have any further liability hereunder, except for any liabilities which have arisen prior to or which survive such termination, and Lessor shall be entitled to retain all insurance proceeds except for any amount thereof paid with respect to Lessee's Personal Property. Lessor shall give Lessee notice of its decision within thirty (30) days of the event of destruction. Regardless of whether Lessor terminates this Lease pursuant to the provisions of this Section 14.2, the Base Rent under the Master Lease Agreement shall be reduced as provided in the Master Lease Agreement. If Lessor terminates this Lease pursuant to the provisions of this Section 14.2, the Percentage Rent thresholds under the Master Lease Agreement shall be adjusted as provided in the Master Lease Agreement.

                  (b) If during the Term the Leased Property is partially destroyed by a risk covered by the insurance described in Article XIII, but the Hotel is not thereby rendered Unsuitable for its Primary Intended Use, Lessor shall, or Lessee, at the request of and at the expense of

         Lessor, shall restore the Hotel to substantially the same condition as existed immediately before the damage or destruction and otherwise in accordance with this terms of the Lease. Such damage or destruction shall not terminate this Lease; provided, however, that if Lessee cannot within a reasonable time obtain all necessary government approvals, including building permits, licenses and conditional use permits, after diligent efforts to do so, to perform all required repair and restoration work and to operate the Hotel for its Primary Intended Use in substantially the same manner as that existing immediately prior to such damage or destruction and otherwise in accordance with the terms of the Lease either Lessor or Lessee may terminate this Lease upon notice to the other. If Lessor or Lessee restores the Hotel, the insurance proceeds shall be paid for the reasonable costs of such restoration. Except for any amounts thereof paid with respect to Lessee's Personal Property which shall be paid to Lessee, any excess proceeds remaining after such restoration shall be paid to the party undertaking the restoration.

                  (c) If the cost of the repair or restoration exceeds the amount of proceeds received from the insurance maintained as required under Article XIII, Lessor shall be obligated to contribute any excess amounts needed to restore the Hotel. Such difference shall be paid by Lessor, together with any other insurance proceeds, for application to the cost of repair, replacement, and restoration in accord with Article XIV.

         14.3 Reconstruction in the Event of Damage or Destruction Not Covered by Insurance. If during the Term the Hotel is totally or materially destroyed by a risk not covered by the insurance described in Article XIII, whether or not such damage or destruction renders the Hotel Unsuitable for its Primary intended Use, Lessor at its option shall either (a) at Lessor's sole cost and expense, restore the Hotel to substantially the same condition it was in immediately before such damage or destruction and such damage or destruction shall not terminate this Lease, or (b) terminate this Lease and neither Lessor nor Lessee shall have any further liability hereunder except for liabilities which have arisen or occurred prior to such termination and those which expressly survive termination of this Lease. In the event of termination of this Lease as provided here, the Base Rent and the Percentage Rent thresholds under the Master Lease Agreement shall be reduced as provided in the Master Lease Agreement. If such damage or destruction is not material, Lessor shall, at Lessor's cost, restore the Hotel to substantially the same condition as existed immediately before the damage or destruction and otherwise in accordance with the terms of this Lease.

         14.4 Lessee's Property. All insurance proceeds payable by reason of any loss of or damage to any of Lessee's Personal Property and the business interruption insurance maintained for the benefit of Lessee shall be paid to Lessee.

         14.5 Abatement of Rent. Except as specifically provided herein, any damage or destruction due to casualty notwithstanding, this Lease shall remain in full force and effect and Lessee's obligation to pay Rent required by this Lease shall remain unabated by any damage or destruction. If this Lease has not been terminated by Lessor and if and to the extent that any damage or destruction results in a reduction of Gross Revenues, which would otherwise be realizable from the operation of the Hotel, then Lessee shall continue to pay Base Rent as under this Lease and shall be entitled to receive all proceeds from loss of income or business interruption insurance during the period of restoration.

         14.6 Construction by Lessee or its Affiliate. Lessee shall be entitled to the construction profit described in Section 10.5 for any restoration, replacement, and repair work after casualty loss.

                                   ARTICLE XV

         15.1     Definitions.

                  (a) "Award" means all compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation.

                  (b) "Condemnation" means a taking resulting from (i) the exercise of any Government power, whether by legal proceedings or otherwise, by a Condemnor, and (ii) a voluntary sale or transfer by Lessor to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.

                  (c) "Condemnor" means any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

                  (d) "Date of Taking" means the date the Condemnor has the right to possession of the property being condemned.

         15.2 Parties' Rights and Obligations. If during the Term there is any Condemnation of all or any part of the Leased Property or any interest in this Lease, the rights and obligations of Lessor and Lessee shall be determined by this Article XV.

         15.3 Total Taking. If title to the fee of the whole of the Leased Property is condemned by any Condemnor, this Lease shall cease and terminate as of the Date of Taking by the Condemnor. If title to the fee of less than the whole of the Leased Property is so taken or condemned, which nevertheless renders the Leased Property Unsuitable or Uneconomic for its Primary Intended Use, Lessee and Lessor shall each have the option, by notice to the other, at any time prior to the Date of Taking, to terminate this Lease as of the Date of Taking. Upon such date, if such Notice has been given, this Lease shall thereupon cease and terminate. All Base Rent, Percentage Rent and Additional Charges paid or payable by Lessee, with respect to this Hotel shall be apportioned as of the Date of Taking, and Lessee shall promptly pay Lessor such amounts. Base Rent attributable to this property and the Percentage Rent threshold as affected by this Hotel shall be determined in accord with the Master Lease Agreement and shall reduce Base Rent due under the Master Lease Agreement.

         15.4 Allocation of Award. In any Condemnation proceedings Lessor and Lessee shall each seek its own Award based upon its own respective interest, at its respective expense.

         15.5     Partial Taking.

                  (a) If title to less than the whole of the Leased Property is condemned, and the Leased Property is still suitable for its Primary Intended Use, and not Uneconomic for its Primary Intended Use, or if Lessor is entitled but elects not to terminate this Lease as provided in Section 15.3, then Lessor or, at Lessor's cost and election, Lessee shall, with all reasonable dispatch and to the extent that the Award, together with any amount provided by Lessor at its discretion, is sufficient therefor and is made available to Lessee without any contribution from Lessee, restore the untaken portion of any Leased Improvements so that such Leased Improvements constitute a complete architectural unit of the same general character, quality, and condition (as nearly as may be possible under the circumstances) as the Leased Improvements existing immediately prior to the Condemnation. Lessor shall contribute to the cost of restoration that part of its Award specifically allocated to such restoration, if any, together with severance and other damages awarded for the taken Leased Improvements; provided, however, that the amount of such contribution shall not exceed such cost.

                  (b) In the event of a partial Taking as described in Section 15.5(a), which does not result in a termination of this Lease by Lessor, the Base Rent, as applicable, shall be abated in the manner and to the extent that is fair, just and equitable to both Lessee and Lessor, taking into consideration, among other relevant factors, the number of usable rooms, the amount of square footage, or the revenues affected by such partial Taking. If Lessor and Lessee are unable to agree upon the amount of such abatement within thirty (30) days after such partial Taking, the matter shall be submitted to Arbitration as provided for in Article XXXVIII hereof.

         15.6 Temporary Taking. If the whole or any part of the Leased property (other than the fee) or of Lessee's interest under this Lease is condemned by any Condemnor for its temporary use or occupancy, this Lease shall not terminate by reason thereof, and Lessee shall continue to pay, in the manner and at the terms herein specified, the full amounts of Base Rent and Additional Charges. Except only to the extent that Lessee may be prevented from so doing pursuant to the terms of the order of the Condemnor, Lessee shall continue to perform and observe all of the other terms, covenants, conditions and obligations hereof on the part of Lessee to be performed and observed, as though such Condemnation had not occurred. In the event of any Condemnation as in this
Section 15.6 described, the entire amount of any Award made for such Condemnation allocable to the Term, whether paid by way of damages, rent or otherwise, shall be paid to Lessee. Lessee covenants that upon the termination of any such period of temporary use or occupancy it will, to the extent that its Award made specifically with respect to restoration, repair, and replacement of the Leased Premises is sufficient therefor and subject to Lessor's contribution as set forth below, restore the Leased Property as nearly as may be reasonably possible to the condition in which the same was immediately prior to such Condemnation, unless such period of temporary use or occupancy extends beyond the expiration of the Term, in which case Lessee shall not be required to make such restoration. If restoration is required hereunder, Lessor shall contribute to the cost of such restoration that portion of its entire Award that is specifically allocated to such restoration in the judgment or order of the court, if any.

         15.7 Lessee's Construction. Lessee or its construction affiliate shall be entitled to construction profit provided in Section 10.5 hereof for any construction work performed or managed hereunder.

                                   ARTICLE XVI

         16.1 Event of Default. if any one or more the following events (individually, an "Event of Default" ) occurs:

                  (a) if Lessee fails to make payment of the Base Rent or Percentage Rent within ten days after the same becomes due and payable;

                  (b) if Lessee fails to observe or perform any other term, covenant or condition of this Lease which is not cured by Lessee within a period of 30 days after receipt by Lessee of written Notice thereof from Lessor specifying the default, unless such failure is curable but cannot with due diligence be cured within a period of 30 days, in which case it shall not be deemed an Event of Default if Lessee proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof; provided, however, in no event shall such cure period extend beyond 120 days after such Notice.

                  (c) if Lessee shall, subject to cure, deferral, and objection periods, (i) be unable to pay its debts as they become due, (ii) file, or consent by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, (iii) make an assignment for the benefit of its creditors, (iv) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its assets, (v) be adjudicated insolvent, or (vi) take corporate action for the purpose of any of the foregoing; or if a court or governmental authority of competent jurisdiction shall enter an order appointing, without consent by Lessee, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its assets, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of Lessee, or if any petition for any such relief shall be filed against Lessee and such petition shall not be dismissed within 120 days;

                  (d) if Lessee is liquidated or dissolved, or begins proceedings toward such liquidation or dissolution, or, in any manner, permits the sale or divestiture of substantially all of its assets;

                  (e) except as otherwise provided herein or in the Master Lease Agreement, if the estate or interest of Lessee in the Leased Property or any part thereof is voluntarily or involuntarily transferred, assigned, conveyed, levied upon or attached in any Proceeding (unless Lessee is contesting such lien or attachment in good faith in accordance with Article XII hereof);

                  (f) if, except as a result of damage, destruction or a partial or complete Condemnation, Lessee voluntarily ceases operations on the Leased Property for a period in excess of 30 consecutive days; or

                  (g) if an event of default has been declared by the franchisor under the Franchise Agreement with respect to the Hotel as a result of any action or failure to act by Lessee or any Person with whom Lessee contracts for management services at the Hotel, and such default is not cured by the later of (i) forty-five (45) days following Notice from Lessor unless the cure of such default takes a longer period of time when diligently pursued by Lessee, then such date upon which the cure can be reasonably completed or (ii) such later date as is allowed for Lessee under the Franchise Agreement to avoid termination of the Franchise Agreement by the franchisor;

then, and in any such event, Lessor may exercise one or more remedies available to it herein or at law or in equity, including, without limitation, its right to terminate this Lease by giving Lessee not less than ten days' Notice of such termination.

         An Event of Default under clauses (c) or (d) above shall constitute an Event of Default hereunder and under all Other Leases. All other Events of Default set forth in this Section 16.1 shall be Events of Default only under this Lease.

         If litigation is commenced with respect to any alleged default under this Lease, the prevailing party in such litigation shall receive, in addition to its damages incurred, such sum as the court shall determine as its reasonable attorneys' fees, and all costs and expenses incurred in connection therewith.

         No Event of Default (other than a failure to make a payment of money) shall be deemed to exist under clauses (b), (f) or (g) during any time the curing thereof is prevented by an Unavoidable Delay, provided that upon the cessation of such Unavoidable Delay, Lessee remedies such default or Event of Default without further delay.

         16.2 Remedies. Upon the occurrence of an Event of Default, Lessor shall have the right, at Lessor's option, to elect upon fourteen (14) days Notice to Lessee to terminate this Lease, in which event Lessee shall thereupon surrender the Leased Property to Lessor, and, if Lessee fails to so surrender, Lessor shall have the right, without further notice, to enter upon and take possession of the Leased Property and to expel or remove Lessee and its effects without being liable for prosecution or any claim for damages therefor; and Lessee shall, and hereby agrees to, indemnify Lessor the loss and damage which Lessor suffers by reason of such termination in an amount equal to the total of (i) the reasonable costs of recovering the Leased Property in the event that Lessee does not promptly surrender the Leased Property, and all other reasonable expenses incurred by Lessor in connection with Lessee's default; and (ii) the unpaid Base Rent earned as of the date of termination, plus interest at the Overdue Rate accruing after the due date; and (iii) a sum equal to the present value (using a factor for such purpose equal to the interest payable at the time on ten (10) year treasury notes, plus four percent (4%) per annum) of the Base Rent for the Leased Premises which Lessor would have received under this Lease for the remainder of the Term then in effect, less Base Rent which Lessee is able to prove Lessor could have received from the balance of the Term then in effect (the "Termination Value"). Lessor acknowledges that it has a duty to mitigate its damages by using its best efforts to relet the Hotel at or above the Base Rent applicable to this Hotel;

         16.3 Damages. In the event of any such termination, Lessee shall forthwith pay to Lessor all Rent due and payable with respect to the Leased Property to and including the date of such termination.

         16.4 Application of Funds. Subject to Lessee's first right, if any, to designate the application of funds, any payments received by Lessor under any of the provisions of this Lease during the existence or continuance of any Event of Default shall be applied to Lessee's obligations in the order that Lessor may determine or as may be prescribed by the laws of the State.

                                  ARTICLE XVII

         17.1 Lessor's Right to Cure Lessee's Default. If Lessee fails to make any payment or to perform any act required to be made or performed under this Lease, including, without limitation, Lessee's failure to comply with the terms of any Franchise Agreement, and fails to cure the same within the relevant time periods provided in Section 16.1, Lessor, without waiving or releasing any obligation of Lessee, and without waiving or releasing any obligation or default may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Lessee, and may, to the extent permitted by law, enter upon the Leased Property for such purpose and, subject to Section 16.4, take all such action thereon as, in Lessor's opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Lessee. All sums so paid by Lessor and all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses, in each case to the extent permitted by law) so incurred, together with a late charge thereon (to the extent permitted by law) at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Lessors, shall be paid by Lessee to Lessor on demand. The obligations of Lessee and rights of Lessor contained in this Article shall survive the expiration of earlier termination of this Lease.

                                  ARTICLE XVIII

         18.1     Personal Property Limitation. Anything contained in this
Lease to the contrary notwithstanding, the average of the adjusted tax bases of the items of Lessor's personal property that are leased to Lessee under this Lease at the beginning and at the end of any Lease Year shall not exceed 15% of the average of the aggregate adjusted tax bases of the Leased Property at the beginning and at the end of such Lease Year (the "Personal Property Limitation"). Lessor and Lessee shall at all times cooperate in good faith and use their best efforts to permit Lessor to comply with the Personal Property Limitation, which compliance may include, by way of example only and not by way of limitation or obligation, the purchase by Lessee at fair market value of personal property in excess of the Personal Property Limitation. All such compliance shall be effected in a manner which has no net economic detriment to Lessee and will not jeopardize Lessor's status as a real estate investment trust under the applicable provisions of the Code. This Section 18.1 is intended to ensure that the Rent qualifies as "rents from real property," within the meaning of Section 856(d) of the Code, or any similar or successor provisions thereto, and shall be interpreted in a manner consistent with such intent.

         18.2 Sublease Rent Limitation. Anything contained in this Lease to the contrary notwithstanding, Lessee shall not sublet the Leased Property on any basis such that the rental to be paid by the sublessee thereunder would be based, in whole or in part, on either (a) the income or profits derived by the business activities of the sublessee, or (b) any other formula such that any portion of the Rent would fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto.

         18.3 Sublease Tenant Limitation. Anything contained in this Lease to contrary notwithstanding, Lessee shall not sublease the Leased Property to, or enter into any similar arrangement with, any Person in which Lessor owns, directly or indirectly, a 10% or more interest, within the meaning of Section 856(d)(2)(B) of the Code, or any similar or successor provisions thereto.

         18.4 Lessee Ownership Limitations. Anything contained in this Lease to the contrary notwithstanding Lessor shall not take, or permit an Affiliate of Lessor to take, any action that would cause Lessor to own, directly or indirectly, a 10% or more interest in the Lessee within the meaning of Section 856(d)(2)(B) of the Code, or any similar or successor provision thereto. Anything contained in this Lease to the contrary notwithstanding, Lessee shall not take, or permit an Affiliate of Lessee to take, any action that would cause Lessor to own, directly or indirectly, a 10% or more interest in the Lessee within the meaning of Section 856(d)(2)(B) of the Code, or any similar or successor provision thereto.

         18.5 Lessee Officer and Employee Limitation. If a Person serves as both (a) a director of Lessee (or any Person who furnishes or renders services to the tenants of the Leased Property, or manages or operates the Leased Property) and (b) a trust manager and officer (or employee) of Lessor, that Person shall not receive any compensation for serving as a director of Lessee (or any Person who furnishes or renders services to the tenants of the Leased Property, or manages or operates the Leased Property). Furthermore, if a Person serves as both (a) a trust manager of Lessor and (b) a director and officer (or employee) of Lessee (or any Person who furnishes or renders services to the tenants of the Leased Property, or manages or operates the Leased Property), that Person shall not receive any compensation for serving as a director of Lessee (or any Person who furnishes or renders services to the tenants of the Leased Property, or manages or operates the Leased Property).

                                   ARTICLE XIX

         19.1 Holding Over. If Lessee for any reason remains in possession of the Leased Property after the expiration or earlier termination of the Term, such possession shall be as a tenant at sufferance during which time Lessee shall pay Rent as set forth herein. During such period, Lessee shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to tenancies at sufferance, to continue its occupancy and use of the Leased Property. Nothing contained herein shall constitute the consent, express or implied, of Lessor to the holding over of Lessee after the expiration or earlier termination of this Lease.

                                   ARTICLE XX

         20.1     RESERVED.

                                   ARTICLE XXI

         21.1 Indemnification. Notwithstanding the existence of any insurance, and without regard to the policy limits of any such insurance or self-insurance, but subject to Section 16.4 and Article VIII, Lessee will protect, indemnify, hold harmless and defend Lessor from and against all liabilities, obligations, claims, damages, penalties causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses), to the extent permitted by law, imposed upon or incurred by or asserted against Lessor Indemnified Parties by reason of: (a) any accident, injury to or death of persons or loss of damage to property occurring during the Term on or about the Leased Property or Lessee's Personal Property or adjoining sidewalks, including, without limitation, any claims under any liquor liability, "dram shop" or similar laws, (b) any litigation, proceeding or claim by governmental entities or other third parties to which a Lessor Indemnified Party is made a party or participant related to such use, misuse, non-use, management, maintenance, or repair thereof during the Term by Lessee or any of its agents, employees or invitees, including any failure of lessee or any of its agents, employees or invitees to perform any obligations under this Lease or imposed by applicable law (other than arising out of Condemnation proceedings), (c) any Impositions that are the obligations of Lessee pursuant to the applicable provisions of this Lease, (d) any failure on the part of Lessee to perform or comply with any of the terms of this Lease, and (e) the non-performance of any of the terms and provisions of any and all existing and future subleases of the Leased Property to be performed by the Landlord thereunder.

         Lessor shall indemnify, save harmless and defend Lessee Indemnified Parties from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses imposed upon or incurred by or asserted against Lessee Indemnified Parties as a result of (a) the gross negligence or willful misconduct of Lessor arising in connection with this Lease or (b) any failure on the part of Lessor to perform or comply with any of the terms of this Lease or (c) any matters arising either before the Commencement Date or after the end of the Term.

         Any amounts that become payable by an Indemnifying Party if determined by litigation or otherwise, and if not timely paid, shall bear a late charge (to the extent permitted by law) at the Overdue Rate from the date of such determination to the date of payment. An Indemnifying Party, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against the Indemnified Party. The Indemnified Party, at its expense, shall be entitled to participate in any such claim, action, or proceeding, and the Indemnifying Party may not compromise or otherwise dispose of the same without the consent of the Indemnified Party, which may not be unreasonably withheld or delayed. Nothing herein shall be construed as indemnifying a Lessor Indemnified Party against its own (or Lessor's) grossly negligent acts or omissions or willful misconduct.

         Lessee's or Lessor's liability for a breach of the provisions of this
Article XXI shall survive any termination of this Lease.

                                  ARTICLE XXII

         22.1     Subletting and Assignment. Subject to the provisions of
Article XIX and Sections 22.2 and 22.3 and any other express conditions or limitations set forth herein, Lessee may, but only with the consent of Lessor (which shall not be unreasonably withheld or delayed), (a) transfer, sell, convey, or assign this Lease or sublet all or any part of the Leased Property, or (b) sublet any retail or restaurant portion of the Leased Improvements in the normal course of the Primary Intended Use; provided that any subletting to any party other than an Affiliate of Lessee shall not individually as to any one such subletting, or in the aggregate, materially diminish the actual or potential Percentage Rent payable under this Lease. In the case of a subletting, the sublessee shall comply with the provisions of Sections 22.2 and 22.3, and in the case of an assignment, the assignee shall assume in writing and agree to keep and perform all of the terms of this Lease on the part of Lessee to be kept and performed and shall be, and become, jointly and severally liable with Lessee for the performance thereof. In case of either an assignment or subletting made during the Term, Lessee shall remain liable for the prompt payment of the Rent and for the performance and observance of all of the covenants and conditions to be performed by Lessee hereunder. An original counterpart of each such sublease and assignment and assumption, duly executed by Lessee and such sublessee or assignee, as the case may be, in form and substance satisfactory to Lessor, shall be delivered promptly to Lessor.

         22.2 Attornment. Lessee shall insert in each sublease permitted under Section 22.1 provisions to the effect that (a) such sublease is subject and subordinate to all of the terms and provisions of this Lease and to the rights of Lessor hereunder, (b) if this Lease terminates before the expiration of such sublease, the sublessee thereunder will, at Lessor's option, attorn to Lessor and waive any right the sublessee may have to terminate the sublease or to surrender possession thereunder as a result of the termination of this Lease, and (c) if the sublessee receives a Notice from Lessor or Lessor's assignees, if any, stating that an uncured Event of Default exists under this Lease, the sublessee shall thereafter be obligated to pay all rentals accruing under said sublease directly to the party giving such Notice, or as such party may direct. All rentals received from the sublessee by Lessor or Lessor's assignees, if any, as the case may be, shall be credited against the amounts owing by Lessee under this Lease or the Master Lease Agreement.

         22.3 Management Agreement. Lessee agrees that immediately upon entering into any management or agency agreement relating to the management or operation of the Hotel (the "Management Agreement"), Lessee shall provide Lessor with a copy thereof. Lessee shall also provide Lessor with copies of any amendments or modifications of the Management Agreement which are entered into from time to time. The Management Agreement shall provide that (a) upon termination of this Lease or termination of Lessee's right to possession of the Leased Property for any reason whatsoever, the Management Agreement may be terminated by Lessor without liability for any payment due or to become due to the manager of the Hotel (the "Manager"), and (b) all fees and other amounts payable by Lessee to the Manager shall be subordinate on a month to month basis to Rent and other amounts payable by Lessee to Lessor hereunder prior to the existence of an Event of Default, and shall be at all times subordinate to Rent and such other amounts after the occurrence of an Event of Default. Lessor shall have the right to approve any Manager who is not an Affiliate of Lessee.

                                  ARTICLE XXIII

         23.1 Officer's Certificates: Financial Statements; Lessor's Estoppel Certificates and Covenants.

         (a) At any time and from time to time upon not less than 10 days' Notice by Lessor, Lessee will furnish to Lessor an Officer's Certificate certifying that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications), the date to which the Rent has been paid, whether to the knowledge of Lessee there is any existing default or Event of Default hereunder by Lessor and such other information as may be reasonably requested by Lessor. Any such certificate furnished pursuant to this Section 23.1 may be relied upon by Lessor, any lender and any prospective purchaser of the Leased property.

         (b) Lessee will furnish the following statements and operating information to Lessor:

                  (i) within 120 days after Lessee's fiscal year end, a copy of the year end audit prepared by nationally recognized independent certified public accountants, designated by Lessee which are acceptable to Lessor, which acceptance shall not be unreasonably withheld, of Lessee respecting the affairs of Lessee with respect to and the financial condition of the Leased Property to confirm compliance by Lessee and its Affiliates; and

                  (ii) internally prepared financial statements of Lessee within 45 days after each quarter of any Lease Year of Lessee with respect to the affairs of Lessee with respect to and the financial condition of the Leased Property; and

                  (iii) upon written request of Lessor, on or after the 20th day of each month, a detailed profit and loss statement for the Leased Property for the preceding month, and a detailed accounting of revenues for the Leased Property for the preceding month.

         (c) At any time and from time to time upon not less than 10 days' Notice by Lessee, Lessor will furnish to Lessee or to any Person designated by Lessee an estoppel certificate certifying that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications), the date to which Rent has been paid, whether to be knowledge of Lessor there is any existing default or Event of Default on Lessee's part hereunder, and such other information as may be reasonably requested by Lessee.

                                  ARTICLE XXIV

         24.1 Lessor's Right to Inspect. Lessee shall permit Lessor and its authorized representatives as frequently as reasonably requested by Lessor to inspect the Leased Property and Lessee's accounts and records pertaining thereto and make copies thereof, during usual business hours upon reasonable advance Notice, subject only to any business confidentiality requirements reasonably requested by Lessee. Lessee will provide customary gratuitous accommodations to Lessor and its authorized representatives in connection with such inspections to the extent such accommodations are available.

                                   ARTICLE XXV

         25.1 No Waiver. No failure by Lessor or Lessee to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. To the extent permitted by law, no waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other than existing or subsequent breach.

                                  ARTICLE XXVI

         26.1 Remedies Cumulative. To the extent permitted by law but subject to any provisions of this Lease expressly limiting the rights, powers and remedies of either Lessor or Lessee, (e.g. the limitation of damages upon Termination) each legal, equitable or contractual right, power and remedy of Lessor or Lessee now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Lessor or Lessee of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Lessor or Lessee of any or all of such other rights, powers and remedies.

                                  ARTICLE XXVII

         27.1 Acceptance of Surrender. No surrender to Lessor of this Lease or of the Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Lessor, and no act by Lessor or any representative or agent of Lessor, other than such a written acceptance by Lessor, shall constitute an acceptance of any such surrender.

                                 ARTICLE XXVIII

         28.1 No Merger of Title. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same person or entity may acquire, own or hold, directly or indirectly: (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate and (b) the fee estate in the Leased Property.

                                  ARTICLE XXIX

         29.1 Conveyance by Lessor. Subject to Lessee's rights to quiet enjoyment and to non-disturbance in its use and possession of the Leased Premises and subject to any terms and restrictions on transfer in the Master Lease Agreement, Lessor shall have the unrestricted right to mortgage or otherwise sell, transfer, convey, pledge or hypothecate the Leased Property, provided that, if no Event of Default shall have occurred and be continuing at the time of such transfer, Lessor shall only transfer the Leased Property expressly subject to the continued existence of this Lease which shall be acknowledged in writing by the transferee. If Lessor transfers the Leased Premises after an Event of Default, such transfer shall constitute a termination of this Lease and shall limit any damages of Lessor to those Rents due prior to termination of this Lease. If Lessor or any successor owner of the Leased Property conveys the Leased Property in accordance with the terms hereof other than as security for a debt, and the grantee or transferee of the Leased Property has a net worth of $50,000,000 or more and expressly assumes all obligations of Lessor hereunder arising or accruing from and after the date of such conveyance or transfer, Lessor or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Lessor under this Lease arising or accruing from and after the date of such conveyance or other transfer as to the Leased Property and all such future liabilities and obligations shall thereupon be binding upon the new owner, if, but only if, Lessee shall have been given in writing right to control the FF&E Reserve amounts established herein.

         29.2 Amendment Upon Conveyance. Lessor and Lessee acknowledge this Lease is to be read in conjunction with the Master Lease Agreement. Anything to the contrary herein notwithstanding, Lessor shall not transfer the Leased Premises to any party unless and until the Lessor and the Lessee shall have revised and modified this Lease to incorporate the provisions of the Master Lease Agreement referred to expressly or by implication herein or therein to make this Lease able to stand alone and apart from the Master Lease Agreement which maintaining for and providing to Lessee the same rights and opportunities as currently provided under this Lease in conjunction with the Master Lease Agreement. Any such transfer in contravention of this provision shall be void.

         29.3     Other Interests.

                  (a) This Lease and Lessee's interest hereunder shall at all times be subject and subordinate to the lien and security title of any deeds to secure debt, deeds of trust, mortgages or other interests, including any interests created by Lessor in connection with collateralizing the Leased Property or the Base Rent payments, heretofore or hereafter granted by Lessor or which otherwise encumber or affect the Leased Property and to any and all advances to be made thereunder and to all renewals, modifications, consolidations, replacements, substitutions, and extensions thereof (all of which are herein called the "Mortgage"), provided that the Mortgage and all security agreements delivered by Lessor in connection therewith shall be subject to Lessee's rights under this Lease to the full and complete quiet enjoyment of the Leased Property and to Lessee's rights to receive all Gross Revenues of the Hotel prior to the earlier of the occurrence of an Event of Default hereunder or the date that this Lease is terminated and provided further that the holder of the Mortgage shall execute a non-disturbance agreement in favor of and in form and content reasonably agreeable to Lessee.

                  (b) Lessee shall, upon the written request of Lessor or any existing or future Holder, (i) provide the Holder at the cost of the Lessor or the Holder with copies of all licenses, permits, occupancy agreements, operating agreements, leases, contracts and similar agreements reasonably requested in connection with any existing or proposed financing of the Leased Property and (ii) execute such estoppel agreements and collateral assignments with respect to any of the aforementioned agreements as may be reasonably requested by Holder in connection with any such financing, provided that no such estoppel agreement or collateral assignment shall in any way affect the terms or affect adversely in any material respects any rights of Lessee under this Lease.

                  (c) Lessee shall deliver, by Notice delivered in the manner provided in Article XXXI to any Holder who gives Lessee written notice of its status as a Holder at such Holder's address stated in the Holder's written notice or at such other address as the Holder may designate by later written notice to Lessee, a duplicate copy of any and all Notices regarding any default which Lessee may from time to time give or serve upon Lessor pursuant to the provisions of this Lease. Copies of such Notices given by Lessee to Lessor shall be delivered to such Holder simultaneously with delivery to Lessor. No such Notice by Lessee to Lessor hereunder shall be deemed to have been given unless and until a copy thereof has been mailed to such Holder. The failure of Lessee to give notice to any Holder as provided herein shall not limit Lessee in the exercise of any of its remedies upon default by Lessor.

                  (d) At any time, and from time to time, upon not less than ten
         (10) days' notice by a Holder to Lessee, Lessee shall deliver to such Holder an estoppel certificate certifying as to the information required in paragraph (c) of Article XXIII, and such other information as may be reasonably requested by such Holder. Any such certificate may be relied upon by such Holder.

                  (e) Subject to Lessee's right to full and complete quiet enjoyment of the Leased Premises, Lessee shall cooperate in all reasonable respects, as generally described in Section 29.2, with any transfer of the Leased Property to a Holder that succeeds to the interest of Lessor in the Leased Property (including, without limitation, in connection with the transfer of any franchise, license, lease, permit, contract, agreement or similar item to such Holder or such Holder's designee necessary or appropriate to operate the Leased Property); provided, however, that any such cooperation shall not in any way affect the Term nor affect adversely in any material respect any rights of Lessor or Lessee under this Lease.

                                   ARTICLE XXX

         30.1 Quiet Enjoyment. So long as Lessee pays all Rent as the same becomes due and complies with all of the terms of this Lease and performs its obligations hereunder, in each case within the applicable grace and/or cure periods, provided herein and in the Master Lease Agreement, Lessee shall peaceably and quietly have, hold and enjoy the Leased Property for the Term hereof, free of any claim or other action by Lessor or anyone claiming by, through or under Lessor. Lessor shall pay and perform all obligations of Lessor under or with respect to any and all liens and encumbrances to which the Leased Property is subjected at the Commencement Date and under or with respect to any and all other liens, encumbrances, or mortgages placed upon the Leased Property by Lessor. Notwithstanding the foregoing, Lessee shall have the right by separate and independent action to pursue any claim it may have against Lessor as a result of a breach by Lessor of the covenant of quiet enjoyment contained in this Section 30.1.

                                  ARTICLE XXXI

         31.1 Notices. All notices, demands, requests, consents, approvals and other communications ("Notice" or "Notices") hereunder shall be in writing and personally served or mailed (by registered or certified mail, return receipt requested and postage prepaid), (a) if to Lessor c/o PMC Commercial Trust, 17290 Preston Road, Third Floor, Department 101, Dallas, Texas 75252, Attn: Lance B. Rosemore and (b) if to Lessee, Norfolk Hospitality, Management Co., 309 North 5th Street, P.O. Box 1448, Norfolk, Nebraska 68702-1448, Attention: Richard L. Herink, or to such other address or addresses as either party may hereafter designate. Personally delivered Notice shall be effective upon receipt, and Notice given by mail shall be complete at the time of deposit in the U.S. Mail system, but any prescribed period of Notice and any right or duty to do any act or make any response within any prescribed period or on a date certain after the service of such Notice given by mail shall be extended five days.

                                  ARTICLE XXXII

         32.1 Appraisers. If it becomes necessary to determine the Fair Market Value or Fair Market Rental Value of the Leased Property for any purpose of this Lease, the party required or permitted to give Notice of such required determination shall include in the Notice the name of a person selected to act as appraiser on its behalf. Within 10 days after Notice, Lessor (or Lessee, as the case may be) shall by Notice to Lessee (or Lessor, as the case may be) appoint a second person as appraiser on its behalf. The appraisers thus appointed, each of whom must be a member of the American Institute of Real Estate Appraisers (or any successor organization thereto) with at least five years experience in the State appraising property similar to the Leased Property, shall, within 45 days after the date of the Notice appointing the first appraiser, proceed to appraise the Leased Property to determine the Fair Market Value or Fair Market Rental Value thereof as of the relevant date (giving effect to the impact, if any, of inflation from the date of their decision to the relevant date); provided, however, that if only one appraiser shall have been so appointed, then the determination of such appraiser shall be final and binding upon the parties. If two appraisers are appointed and if the difference between the amounts so determined does not exceed 5% of the lesser of such amounts, then the Fair Market Value or Fair Market Rental Value shall be an amount equal to 50% of the sum of the amounts so determined. If the difference between the amounts so determined exceeds 5% of the lesser of such amounts, then such two appraisers shall have 10 days to appoint a third appraiser. If no such appraiser shall have been appointed within such 10 days or within 90 days of the original request for a determination of Fair Market Value or Fair Market Rental Value, whichever is earlier, either Lessor or Lessee may apply to any court having jurisdiction to have such appointment made by such court. Any appraiser appointed by the original appraisers or by such court shall be instructed to determine the Fair Market Value or Fair Market Rental Value within 30 days after appointment of such appraiser. The determination of the appraiser which differs most in the terms of dollar amount from the determinations of the other two appraisers shall be excluded, and 50% of the sum of the remaining two determinations shall be final and binding upon Lessor and Lessee as the Fair Market Value or Fair Market Rental Value of the Leased Property, as the case may be. This provision for determining by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law. Lessor and Lessee shall each pay the fees and expenses of the appraiser appointed by it and each shall pay one-half of the fees and expenses of the third appraiser and one-half of all other costs and expenses incurred in connection with each appraisal.

                                 ARTICLE XXXIII

         33.1 Lessor May Grant Liens. Without the consent of Lessee, Lessor may, subject to the terms and conditions set forth below in this Section XXXIII, from time to time, directly or indirectly, create or otherwise cause to exist any lien, encumbrance or title retention agreement ("Encumbrance") upon the Leased Property, or any portion thereof or interest therein, whether to secure any borrowing or other means of financing or refinancing, provided that, at all times, each such lien is either subordinate to the terms of this Lease or the holder of such lien has executed a non-disturbance agreement in form and content reasonably agreeable to Lessee.

         33.2 Lessee's Right to Cure. Subject to the provisions of Section 33.3, if Lessor breaches any covenant to be performed by it under this Lease, Lessee, after Notice to and demand upon Lessor, without waiving or releasing any obligation hereunder, and in addition to all other remedies available to Lessee, may (but shall be under no obligation at any time thereafter to) make such payment or perform such act for the account and at the expense of Lessor. All sums so paid by Lessee and all costs and expenses (including, without limitation, reasonable attorneys' fees) so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Lessee, shall be paid by Lessor to Lessee on demand. The rights of Lessee hereunder to cure and to secure payment from Lessor in accordance with this Section 33.2 shall survive the termination of this Lease with respect to the Leased Property.

         33.3     Breach by Lessor.

                  (a) It shall be a breach of this Lease if Lessor fails to observe or perform any term, covenant or condition of this Lease on its part to be performed and such failure continues for a period of 30 days after Notice thereof from Lessee except in the case of payment of reimbursements from the FF&E Reserve or otherwise herein which shall be made within ten (10) days, unless such failure cannot with due diligence be cured within a period of 30 days, in which case such failure shall not be deemed to continue if Lessor, within such 30-day period, proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof or unless such failure is such that it interrupts operation of the Leased Property for its Primary Intended Use making observance or performance due sooner than thirty (30) days in which case Lessee may cure the default immediately at the cost of Lessor. The time within which Lessor shall be obligated to cure any such failure also shall be subject to extension of time due to the occurrence of any Unavoidable Delay. If Lessor does not cure any such failure within the applicable time period as aforesaid, Lessee may declare the existence of a "Lessor Default" by a second Notice to Lessor. Thereafter, Lessee may but shall not be obligated to forthwith cure the same and, subject to the provisions of the following paragraph, invoice Lessor for costs and expenses (including reasonable attorneys' fees and court costs) incurred by Lessee in curing the same, together with interest thereon from the date Lessor receives Lessee's invoice, at the Overdue Rate.

                  (b) If Lessor shall in good faith dispute the occurrence of any Lessor Default and Lessor, before the expiration of the applicable cure period, shall give Notice thereof to Lessee, setting forth, in reasonable detail, the basis therefor, no Lessor Default shall be deemed to have occurred and Lessor shall have no obligation with respect thereto until final adverse determination thereof, whether through arbitration or otherwise; provided, however, that in the event of any such adverse determination, Lessor shall pay to Lessee interest at the Overdue Rate, from the date demand for such funds was made by Lessee until paid.

                                  ARTICLE XXXIV

         34.1 Miscellaneous. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Lessee or Lessor arising prior to any date of termination of this Lease shall survive such termination. If any term or provision of this Lease or any application thereof is invalid or unenforceable, the remainder of this Lease and any other application of such term or provisions shall not be affected thereby. If any late charges or any interest rate provided for in any provision of this Lease are based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges shall be fixed at the maximum rate permitted by applicable law, the parties agree that such charges shall be fixed at the maximum permissible rate. Neither this Lease nor any provision hereof may be changed, waived, discharged or terminated except by a written instrument in recordable form signed by Lessor and Lessee. All the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. This Lease shall be governed by and construed in accordance with the laws of the State, but not including its conflicts of laws rules.

         34.2 Transition Procedures. Upon the expiration or termination of the Term of this Lease, for whatever reason (other than a purchase of the Leased Property by Lessee), Lessor and Lessee shall do the following (and the provisions of this Section 34.2 shall survive the expiration or termination of this Lease until they have been fully performed) and, in general, shall cooperate in good faith to effect an orderly transition of the management lease or of the Hotel. Nothing contained herein shall limit Lessor's rights and remedies under this Lease if such termination occurs as the result of an Event of Default.

                  (a) Transfer of Licenses. Lessee shall use reasonable efforts
         (i) to transfer to Lessor or Lessor's nominee all licenses, operating permits and other governmental authorizations and all contracts, including the Franchise Agreement and all contracts with governmental or quasi-governmental entities, that may be necessary for the operation of the Hotel (collectively, "Licenses"), or (ii) if such transfer is prohibited by law or Lessor otherwise elects, to cooperate with Lessor or Lessor's nominee in connection with the processing by Lessor or Lessor's nominee of any applications for, all Licenses; provided, in either case, that the costs and expenses of any such transfer or the processing of any such application shall be paid by Lessor or Lessor's nominee.

                  (b) Leases and Concessions. Lessee shall assign to Lessor or Lessor's nominee simultaneously with the termination of this Lease, and the assignee shall assume and indemnify Lessee for, all leases and concession agreements in effect with respect to the Hotel then in Lessee's name, all of the costs, fees, and expenses of which shall be paid by the assignee.

                  (c) Books and Records. Copies of all books and records for the Hotel kept by Lessee pursuant to Section 3.6 shall be delivered, at Lessor's expense and request, promptly to Lessor or Lessor's nominee, simultaneously with the termination of this Lease, but such books and records shall thereafter be available to Lessee at all reasonable times for inspection, audit, examination, and transcription for a period of one (1) year and Lessee may retain (on a confidential basis) copies or computer records thereof.

                  (d) Remittance. Lessee shall remit to Lessor or Lessor's nominee, simultaneously with the termination of this Lease, all funds remaining, if any, after payment of all accrued Gross Operating Expenses, and other amounts due Lessee and after deducting the costs of any scheduled repair, replacement, or refurbishment of Furniture, Fixtures and Equipment and of the Leased Premises and Fixtures, with respect to which deposits have been made with Lessee from the FF&E Reserve or other funds of Lessor.

         34.3 Waiver of Presentment, etc. Lessee and Lessor each waive all presentments, demands for payment and for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance and waive all notices of the existence, creation, or incurring of new or additional obligations, except as expressly granted herein.

                                  ARTICLE XXXV

         35.1 Memorandum of Lease. Lessor and Lessee shall promptly, upon the request of either party, enter into a short form memorandum of this Lease, in form suitable for recording under the laws of the State in which reference to this Lease, and all options contained herein, shall be made. Lessee shall pay all costs and expenses of recording such memorandum of this Lease.

                                  ARTICLE XXXVI

         36.1 Lessor's Option to Purchase Assets of Lessee. Effective on not less than 90 days prior Notice given at any time within 180 days before the expiration of the Term, but not later than 90 days prior to such expiration, or upon such shorter Notice period as shall be appropriate if this Lease is terminated prior to its expiration date, Lessor shall have the option to purchase all (but not less than all) of the assets of Lessee, tangible and intangible, located and used on and relating to the Leased Property (other than this Lease), at the expiration or termination of this Lease for an amount (payable in cash on the expiration date of this Lease) equal to the fair market value thereof as appraised in conformity with Article XXXII, except that the appraisers need not be members of the American Institute of Real Estate Appraisers, but rather shall be appraisers having at least ten years experience in valuing similar assets.

                                 ARTICLE XXXVII

         37.1 Compliance with Franchise Agreement and Management Agreement. To the extent any of the provisions of the Franchise Agreement or Management Agreement, if any, impose a greater obligation on Lessee than the corresponding provisions of this Lease, then Lessee shall operate in compliance with, and to take all reasonable actions necessary to maintain, the Franchise Agreement, including, without limitation, any territorial arrangements contained therein or associated therewith, and any Management Agreement and to prevent breaches or defaults under the provisions of the Franchise Agreement and any Management Agreement. It is the intent of the parties hereto that Lessee shall comply in every respect with the provisions of the Franchise Agreement and any Management Agreement so as to avoid any material default thereunder during the term of this Lease. The cost of compliance with the Franchise Agreement shall be borne by Lessee and Lessor as otherwise set forth in this Lease and in the Master Lease Agreement. Lessee and Lessor shall not terminate or enter into any modification of the Franchise Agreement without in each such instance first obtaining the other's written consent. Lessor and Lessee agree to cooperate fully with each other in the event it becomes necessary to obtain a franchise extension or modification or a new franchise for the Leased Property and in any transfer of the Franchise Agreement to Lessor or any Affiliate thereof or any successor to Lessee upon the termination of this Lease.

                                 ARTICLE XXXVIII

         38.1 Arbitration. In each case specified in this Lease in which it shall become necessary to resort to arbitration, such arbitration shall be determined as provided in this Section 38.1. The party desiring such arbitration shall give Notice to that effect to the other party, and an arbitrator shall be selected by mutual agreement of the parties, or if they cannot agree within thirty (30) days of such notice, by appointment made by the American Arbitration Association ("AAA") from among the members of its panels who are qualified and who have experience in resolving matters of a nature similar to the matter to be resolved by arbitration.

         38.2 Alternative Arbitration. In each case specified in this Lease for a matter to be submitted to arbitration pursuant to the provisions of this
Section 38.2, Lessor and Lessee shall select by mutual agreement any nationally recognized accounting firm with a hospitality division of which neither Lessor nor an Affiliate of Lessor nor Lessee or an Affiliate of Lessee is a significant client to serve as arbitrator of such dispute within fifteen (15) days after written demand for arbitration is received. In the event no nationally recognized accounting firm satisfying such qualification is available and willing to serve as arbitrator, the arbitration shall instead be administered as set forth in Section 38.1.

         38.3 Arbitration Procedures. In any arbitration commenced, a single arbitrator shall be designated and shall resolve the dispute. The arbitrator's decision shall be binding on all parties and shall not be subject to further review or appeal except as otherwise allowed by applicable law. To the maximum extent practicable, the arbitrator and the parties, and the AAA if applicable, shall take any action necessary to insure that the arbitration shall be concluded within ninety (90) days of the filing of such dispute. The fees and expenses of the arbitrator shall be shared equally by Lessor and Lessee. Unless otherwise agreed in writing by the parties or required by the arbitrator or AAA, if applicable, arbitration proceedings hereunder shall be conducted in the State. Notwithstanding formal rules of evidence, each party may submit such evidence as each party deems appropriate to support its position and the arbitrator shall have access to and right to examine all books and records of Lessee and Lessor regarding the Hotel during the arbitration.

         IN WITNESS WHEREOF, the parties have executed this Lease by their duly authorized officers as of the date first above written.

                                    "LESSOR"

                                    ----------------------------------------


                                    By:
                                        ------------------------------------

                                    "LESSEE"


                                    ----------------------------------------


                                    By:
                                        ------------------------------------

         IN WITNESS WHEREOF, the parties have executed this Lease by their duly authorized officers as of the date first above written.

                                    "LESSOR"

                                    ----------------------------------------


                                    By:
                                        ------------------------------------

                                    "LESSEE"


                                    ----------------------------------------


                                    By:
                                        ------------------------------------

                                  SCHEDULE 4.6

                                  Wingate Debt


1. $215,000 Promissory Note, dated December 29, 1995, payable to Hotel Franchising Partnership d/b/a Wingate Inns, L.P. ("Wingate") for Las Colinas.

2. $215,000 Promissory Note, dated December 29, 1995, payable to Wingate for Houston Intercontential Airport.